UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________________

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No.  )
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KULICKE AND SOFFA INDUSTRIES, INC.
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23A Serangoon North Avenue 5, #01-01, Singapore 554369
1005 Virginia Dr., Fort Washington, PA 19034
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
March 5, 2025

THE ANNUAL MEETING OF SHAREHOLDERS OF KULICKE AND SOFFA INDUSTRIES, INC. (the “Company” or “K&S”) will be held as a virtual meeting on Wednesday, March 5, 2025 at 1:00 PM (Singapore Time) (the “annual meeting”), for the following purposes:

1	To elect Ms. Denise Dignam to serve as director until the 2029 Annual Meeting of Shareholders;

2	To approve the Amendment to the Company's 2021 Omnibus Incentive Plan;

3	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 4, 2025;

4
To hold an advisory vote on the overall compensation of the Company’s named executive officers as described in the Compensation Discussion & Analysis and the accompanying tabular and narrative disclosure included herein; and

5	To transact such other business as may properly come before the annual meeting.
The board of directors has fixed the close of business on December 9, 2024 as the record date for the determination of holders of common shares entitled to notice of and to vote at the annual meeting. Only stockholders of record on December 9, 2024 are entitled to notice of and to vote at the annual meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.
All shareholders are cordially invited to attend the annual meeting virtually, and the Company encourages you to vote promptly. You may vote your shares using a toll-free telephone number, over the Internet, or, if you request a paper copy of the proxy card, by signing and dating it and returning it promptly by mail.

By Order of the Board of Directors

ZI YAO LIM
Senior Director, Legal Affairs
and General Counsel and Corporate Secretary
January 23, 2025

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to Be Held on March 5, 2025

Our Notice of Annual Meeting, Proxy Statement for the 2025 Annual Meeting of Shareholders and 2024 Annual Report to Shareholders are enclosed and are also available at http://investor.kns.com/annuals.cfm.

23A Serangoon North Avenue 5, #01-01, Singapore 554369
1005 Virginia Dr., Fort Washington, PA 19034

PROXY STATEMENT
January 23, 2025

The enclosed proxy is solicited by the board of directors of Kulicke and Soffa Industries, Inc. (the “Company”, “K&S”, “we”, “our”). The annual meeting of shareholders of the Company will be held as a virtual meeting on Wednesday, March 5, 2025 at 1:00 PM (Singapore Time) via a live webcast on the internet at https://event.choruscall.com/mediaframe/webcast.html?webcastid=SD5Fbn6f (the “annual meeting”). As permitted by rules adopted by the Securities and Exchange Commission (the “SEC”), we are making our proxy statement and 2024 Annual Report to Shareholders (which includes the Company’s Annual Report on Form 10-K) (the “Annual Report”) available electronically via the Internet. On or about January 23, 2025, we will mail to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and the Annual Report and how to vote. Shareholders who receive the Notice will not receive a printed copy of the proxy materials in the mail unless they so request. If you would like to receive a printed copy of the Company’s proxy materials, please follow the instructions included in the Notice. We will announce preliminary voting results at the annual meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the annual meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the annual meeting, we will provide preliminary voting results in the Current Report on Form 8-K and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.
Voting and Revocability of Proxies
Our board of directors has fixed the close of business on December 9, 2024 as the record date (the "record date") for determining the shareholders entitled to vote at the annual meeting. As of the record date, there were 53,648,978 of the Company’s common shares outstanding. Each common share is entitled to one vote on all matters presented at the meeting. When voting is properly authorized over the Internet or by telephone, or proxies are properly dated, executed and returned via mail, the common shares so represented will be voted at the annual meeting in accordance with the instructions of the shareholder. If no specific instructions are given on a proxy executed and returned by a shareholder of record, the common shares will be voted “FOR” the: (1) election of Ms. Denise Dignam as director; (2) approval of the Amendment to the Company's 2021 Omnibus Incentive Plan; (3) ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ending October 4, 2025; and (4) approval, on a non-binding advisory basis, of the compensation of our named executive officers as described in the Compensation Discussion & Analysis together with the accompanying tabular and narrative disclosure included in this proxy statement. A shareholder may revoke a proxy at any time before its use by: (a) delivering a later executed proxy or written notice of revocation to the Secretary of the Company; (b) attending the meeting virtually and giving notice of such revocation; or (c) granting a subsequent proxy by Internet or telephone. If you are a “street name” stockholder, you may revoke any prior voting instructions by contacting your broker, bank or nominee. Attendance at the annual meeting virtually does not by itself constitute revocation of a proxy.

The presence of a majority of the common shares entitled to vote at the annual meeting, represented in person or by proxy, constitutes a quorum. As of the record date, there were 53,648,978 of the Company’s common shares outstanding. Therefore, a quorum will be present if 26,824,490 of the Company’s common shares outstanding are present, in person or by proxy, representing a majority of the common shares entitled to vote as of the record date. If a quorum is present: (1) the director nominee receiving the highest number of votes cast at the annual meeting will be elected; and (2) the affirmative vote of a majority of the total votes cast by all shareholders entitled to vote on the proposal will be required to: (i) approve the Amendment to the Company's 2021 Omnibus Incentive Plan, (ii) ratify the appointment of PwC, and (iii) approve, on an advisory, non-binding basis the compensation of our named executive officers. The advisory vote to approve the compensation of our named executive officers is not binding on the Company, but we will consider the results of this advisory vote in making future decisions on our compensation policies and the compensation of our executives.
Under the rules that govern brokers and nominees who have record ownership of shares that are held in “street name” for account holders (who are the beneficial owners of the shares), brokers and nominees typically have the discretion to vote such shares on routine matters, but not on non-routine matters. If a broker or nominee has not received voting instructions from an account holder and does not have discretionary authority to vote shares on a particular item because it is considered to be a non-routine matter, a “broker non-vote” occurs.
Under the rules governing brokers, the election of directors, the advisory vote on executive compensation and the vote to amend the Company's amended and restated by-laws are considered non-routine matters for which brokers do not have discretionary authority to vote shares held by an account holder. The ratification of our auditors is considered a routine matter. Additionally, under the applicable provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), the advisory votes on executive compensation is also a non-routine matter for which brokers do not have discretionary authority to vote shares held by an account holder.
Abstentions, the withholding of authority to vote or the specific direction not to cast a vote, such as a broker non-vote, will not constitute the casting of a vote on any matter, but such shares will be counted as present on each such matter for purposes of establishing a quorum. Consequently, votes withheld and broker non-votes have no effect on the outcome of the vote for the election of directors, because only the number of votes cast for each nominee is relevant. Additionally, abstentions and broker non-votes have no effect on the outcome of the vote to ratify the Company's independent registered public accounting firm, the advisory vote on executive compensation, or the vote to amend the Company's amended and restated by-laws.
How You Can Vote
Shareholders of record may vote by any of the following methods:
•Voting by Internet.  The website and instructions for internet voting is on the Notice, and voting is available 24 hours a day.
•Voting by Telephone.  The toll-free telephone number for voting is on the proxy card, and voting is available 24 hours a day.
•Voting by Mail.  If you choose to receive a printed copy of the proxy materials, you may vote by mail by marking the proxy card enclosed with the proxy statement, dating and signing it, and returning it in the postage-paid envelope provided.
Shareholders who hold their shares through a broker (in “street name”) must vote their shares in the manner prescribed by their broker.

 ITEM 1 — ELECTION OF DIRECTORS
The board of directors has nominated Ms. Denise Dignam for re-election at the annual meeting to serve until the 2029 annual meeting and until her successor has been duly elected and qualified. Shareholders have the right to cumulate votes in the election of directors (i.e. each shareholder may multiply the number of votes the shareholder is entitled to cast by the total number of directors to be elected and then may cast that number of votes for one candidate or distribute them among some or all candidates). However, since only one director has been nominated for election at the 2025 annual meeting, shareholders will not be able to cumulate their votes in this election of directors. If Ms. Dignam is unable to serve as director at the time of the election, the persons named as proxies in the proxy may vote the proxies for any other individual (or individuals, as applicable) as they may choose, unless the board of directors determines that no director should be elected at the annual meeting. The following tables provide information concerning Ms. Dignam, as well as the other directors of the Company and the executive officers of the Company. In addition to the information presented below regarding each director’s and director nominee’s specific experience, qualifications, attributes and skills that led the Company to conclude that he or she should serve as a director, we also believe that all of our directors, including Ms. Dignam, have significant leadership experience derived from their professional experience and have a reputation for integrity and honesty and adhere to high ethical standards. The process undertaken by the Company’s Nominating and Governance Committee in recommending qualified director candidates is described below under the header “Nominating and Governance Committee” on page 62. Unless otherwise specified, the directors have held the positions indicated (including directorships) for at least five years. Each person below has an address of c/o the Company at 23A Serangoon North Avenue 5, #01-01, Singapore 554369.

The current term of Mr. Chin Hu Lim, a member of our board of directors, will expire at the annual meeting, and Mr. Lim will not stand for re-election to our board of directors at the annual meeting. Our board of directors thanks Mr. Lim for his distinguished service as a director of the Company over the past 14 years.

Name, Age and Occupation	Director Since	Term Expires
Directors Nominated for Re-Election
Denise M. Dignam (59)	2023	2029
Ms. Dignam has served on the Board since August 22, 2023. She is currently the President and Chief Executive Officer of The Chemours Company (NYSE:CC), one of the largest manufacturers of Titanium Dioxide in the world, a position she has held since March 2024. She has previously served in various roles at The Chemours Company, including as President, Titanium Technologies and Chemical Solutions from April 2023 until February 2024, as President, Advanced Performance Materials from February 2021 to April 2023 and as Vice President of Global Operations, Fluoroproducts from December 2019 to April 2023. She also served as North American business leader for fluoropolymers and global business leader for Nafio and Krytox portfolios. With over 36 years in the chemical industry, her experience spans a wide range of roles from engineering, manufacturing, operations leadership, and supply chain to sales, marketing, technical service, and continuous improvement. Ms. Dignam currently serves on the board of directors of the National Mining Association, the American Chemistry Council (ACC) and the Society of Chemical Industry (SCI). Previously, she served on the board of the US Chamber of Commerce and as executive sponsor of the Chemours Women’s Network. She received her Bachelor of Science in Chemical Engineering from Drexel University in Philadelphia, Pennsylvania.

Director Qualifications:
In determining that Ms. Dignam is qualified to serve as a director of the Company, the board of directors considered Ms. Dignam’s record of achievement during her 36 year career in the chemical industry at all levels of management, culminating with her current position as the President and Chief Executive Officer of The Chemours Company. The board of directors also considered Ms. Dignam’s board experience in the National Mining Association and the US Chamber of Commerce.

Vote Required

The election of directors requires a plurality of the votes cast “FOR” each nominee. You may vote for the director nominee or withhold authority to vote for the director nominee. Votes to “WITHHOLD” and broker non-votes will have no effect on the election of the nominee. This means that Ms. Dignam may be elected with as little as one affirmative vote.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE ELECTION OF
MS. DENISE DIGNAM AS DIRECTOR
TO SERVE UNTIL THE 2029 ANNUAL MEETING OF SHAREHOLDERS

Name, Age and Occupation	Director Since	Term Expires
Continuing Directors
Fusen E. Chen (65)	2016	2027
Dr. Chen joined K&S as President and Chief Executive Officer effective October 31, 2016. He was also elected to the board of directors effective October 3, 2016. From 2013 until his resignation to join the Company, Dr. Chen served as President and CEO of Mattson Technology, a manufacturer and supplier of semiconductor equipment. From 2009 to 2012, Dr. Chen served as Executive Vice President, Semiconductor System Products at Novellus Systems, a manufacturer of semiconductor equipment used in the fabrication of integrated circuits. From 2005 to 2009, he served as Executive Vice President and Chief Technology Officer at Novellus Systems. From 2004 to 2005, he served as Senior Vice President, Asia Pacific Operations at Novellus Systems. From 1994 to 2004, Dr. Chen held various management positions at Applied Materials, a supplier of equipment and services to enable the manufacture of semiconductor integrated circuits. Dr. Chen earned his Ph.D. degree in Materials Science and Engineering from the State University of New York and a B.S. degree in Materials Science and Engineering from Tsing Hua University (Hsinchu, Taiwan).

Director Qualifications:
In determining that Dr. Chen is qualified to serve as a director of the Company, the board of directors considered Dr. Chen’s record of achievement during his 30 year career in the semiconductor industry at all levels of management, culminating with his tenure as President and Chief Executive Officer of the Company.

Peter T. Kong (74)	2014	2026
Mr. Kong was appointed to the board of directors on February 18, 2014 and has served as the Chairman of the Company since October 2020. Mr. Kong served as President, Global Components, of Arrow Electronics, Inc., a global provider of products, services and solutions to industrial and commercial users of electronic components and an enterprise computing solutions company, from 2009 until his retirement in 2013. From 2006 to 2009, Mr. Kong served as Corporate Vice President and President of Arrow Asia Pac Ltd. From 1998 to 2006, Mr. Kong served as President, Asia Pacific Operations, of Lear Corporation. He currently serves as a Board Leadership Fellow with the NACD. Mr. Kong holds a Bachelor of Science in Chemical Engineering from Washington State University, a Masters of Science in Chemical Engineering from the University of Wisconsin, Madison, and a Masters of Business Administration from the University of Toronto (Canada).

Director Qualifications:
In determining that Mr. Kong is qualified to serve as a director of the Company, the board of directors considered his experience as President, Global Components, of Arrow Electronics, Inc. and as President, Asia Pacific Operations, of Lear Corporation, as well as in senior leadership roles at other companies. The board of directors considered Mr. Kong’s continuing education in corporate governance and leadership with the NACD Technology Symposium in 2019. Finally, the board of directors has also determined that Mr. Kong remains qualified, experienced and effective to serve as a director to the Company beyond his retirement age and has approved Mr. Kong to continue his service for one year beyond his retirement age.

Gregory F. Milzcik (65)	2013	2027
Mr. Milzcik was elected to the board of directors on October 7, 2013. From 1999 until his retirement in 2013, Mr. Milzcik was an executive of Barnes Group, Inc. (NYSE: B), an international aerospace and industrial manufacturer and service provider, serving a wide range of end markets and customers. Mr. Milzcik served as President and Chief Executive of Barnes Group from 2006 until 2013. He also served as Chief Operating Officer and President of its aerospace and industrial segments. Mr. Milzcik’s career has included executive, operations and technical positions at leading Aerospace and Industrial companies including Lockheed Martin, General Electric, Chromalloy Gas Turbine Corp. and AAR Corp. He currently serves on the Salvation Army National Advisory Board. Mr. Milzcik received a Bachelor of Science in Applied Science and Technology from Thomas Edison State College, following the completion of graduate programs at Cambridge College and Harvard University and earned a Doctorate from Case Western Reserve University, with research focusing on management systems in cyclical markets. Mr. Milzcik is a Certified Manufacturing Engineer through the Society of Manufacturing Engineers, and has an FAA Airframe and Power Plant License.

Director Qualifications:
In determining that Mr. Milzcik is qualified to serve as a director of the Company, the board of directors considered his experience as President and Chief Executive of Barnes Group, as well as in senior leadership roles at other companies. The board of directors also considered Mr. Milzcik’s experience and continuing education in corporate governance. Mr. Milzcik most recently attended a NACD Master Class on the Environmental, Social and Governance (ESG) model in 2023.

Jon A. Olson (71)	2021	2026
Mr. Olson was appointed to the board of directors on March 5, 2021. He most recently served as Chief Financial Officer of Xilinx, Inc., where his responsibilities covered finance, IT, purchasing, and facilities from 2005 through his retirement in 2016. Prior to joining Xilinx, Mr. Olson spent over 25 years at Intel Corporation where, as Director of Finance, he was responsible for the finance function of all business units, factories and administrative support company-wide. Mr. Olson currently serves as Director on the Board of Advanced Micro Devices, Inc. (NASDAQ: AMD), and as Director and Audit Committee Chair of Rocket Lab USA, Inc (NASDAQ: RKLB). He previously served as Director and Audit Committee Chair of Mellanox Technologies, InvenSense, Inc. and Home Union, Inc., and as Director of Xilinx, Inc. Mr. Olson is also a Member of the Deans Advisory Council and was inducted into the Academy of Alumni Fellows of the Kelley School of Business, Indiana University. In 2010, Mr. Olson was recognized as CFO of the Year by Silicon Valley Business Journal. Mr. Olson holds a Bachelor of Science in Accounting from Indiana University and a Masters of Business Administration from Santa Clara University.

Director Qualifications:
In determining that Mr. Olson is qualified to serve as a director of the Company, the board of directors considered his experience as Chief Financial Officer of Xilinx, Inc., as well as 41 years of experience in senior financial positions at major technology companies. The board of directors also considered Mr. Olson’s experience on the boards of directors of other public companies and his continuing education including a recent participation at an Audit Committee Forum update organized by Deloitte in December 2024.

David Jeffrey Richardson (60)	2020	2028
Mr. Richardson was appointed to the board of directors on May 29, 2020. He has been a private investor and business development consultant since May 2014. Previously, Mr. Richardson served in various roles at LSI Corporation, now part of Broadcom, from June 2005 until May 2014 . Most recently, he served as Executive Vice President and Chief Operating Officer from 2011 until 2014. Mr. Richardson previously served as Executive Vice President and General Manager, Semiconductor Solutions Group; Executive Vice President and General Manager, Networking and Storage Products Group; Executive Vice President and General Manager, Custom Solutions Group; and Executive Vice President Corporate Planning and Strategy at LSI Corporation. From 1992 until 2005, Mr. Richardson was with Intel Corporation, where he held several positions, including Vice President and General Manager, Servers Platform Group. Mr. Richardson currently serves as Chairman of the board of directors of Lattice Semiconductor Corporation (NASDAQ: LSCC) and as the Lead Independent Director of the board of directors of Ambarella Inc (NASDAQ: AMBA). He previously served on the board of directors of Volterra Semiconductor Corporation (NASDAQ: VLTR) from 2011 to 2013 and Graphcore, Ltd., from 2021 to 2024. Mr. Richardson holds a Bachelor of Science in Electrical Engineering from the University of Colorado, Boulder.

Director Qualifications:
In determining that Mr. Richardson is qualified to serve as a director of the Company, the board of directors considered his experience as Executive Vice President and Chief Operating Officer of LSI Corporation, as well as his senior leadership roles at LSI Corporation and other companies. The board of directors also considered Mr. Richardson’s experience on the boards of directors of other public semiconductor and technology companies.

Mui Sung Yeo (66)	2012	2028
Ms. Yeo was appointed to the board of directors on October 1, 2012. Ms. Yeo served as Managing Director of Omeyon Pte Ltd., a management consultancy service company, from March 2016 until her retirement in September 2023. From August 2014 to March 2016, Ms. Yeo served as Chief Campus Officer of MediaCorp Pte Ltd., Singapore’s national broadcaster and leading media company, and as its Chief Risk Officer and Chief Financial Officer from 2007 to 2014. Ms. Yeo also served as the Executive Chairman of Singapore Media Academy, a learning center for media excellence, from 2012 to 2016, as well as the Executive Chairman of MediaCorp Vizpro International, a live entertainment company partnering with international players on musical shows, concerts and exhibitions, from 2013 to 2015. Ms. Yeo served as Chief Financial Officer and Group Vice President at United Test & Assembly Center Ltd. from October 1999 to September 2007. She also held positions at F&N Coca Cola Pte Ltd, Baxter Healthcare Pte Ltd, Archive Singapore Pte Ltd and Texas Instruments. Ms. Yeo holds a Bachelor of Science in Business Administration, with a major in Accounting, from the University of San Francisco.

Director Qualifications:
In determining that Ms. Yeo is qualified to serve as a director of the Company, the board of directors considered her approximately 16 years of experience as a chief financial officer of large, publicly-traded technology and media businesses. Ms. Yeo also has approximately 22 years of experience in the semiconductor industry. The board also considered Ms. Yeo’s continuing education in corporate governance with Stanford Law School Directors’ College in 2014, compensation committees with the Harvard Business School in 2015, and corporate governance with the National Association of Corporate Directors (the “NACD”) Technology Symposium in 2018.
Diversity
In evaluating potential candidates for membership of the board of directors, the Nominating and Corporate Governance Committee considers, among other things, independence, character, ability to exercise sound judgment, diversity of age, gender, race and ethnic background and professional experience. The board of directors believes in a governing style that emphasizes respect for diversity in perspective and includes individuals from diverse backgrounds. The board of directors believes that diversity is important because varied points of view contribute to a more effective, engaged board and better decision-making processes. Currently, the board of directors is comprised of individuals who bring valuable diversity. Their collective experience covers a wide range of professional, geographic and industry backgrounds. These directors range in age from 59 to 74. To further support our diversity goals, we continue to seek to identify candidates who would further enhance the diversity of our board of directors and intend to appoint new directors with diverse backgrounds. The board of directors seeks to maintain a balance of perspectives, qualities, and skills of candidates to obtain a diversity of viewpoints and expertise, in order to better understand the technical, economic, industrial and social environments in which we operate.
The table below provides certain highlights of the composition of our board members and nominees.

Board Skills and Diversity Matrix (As of January 1, 2025)
	Fusen Chen (President & CEO)	Peter Kong (Chairperson)	Denise Dignam	Greg Milzcik	Jon Olson	David Jeffrey Richardson	Mui Sung Yeo	Current Gaps
Skills and Knowledge
Current public board and/or executive	■		■		■+2	■+2
Public CEO experience	■		■	■		■
Audit Committee financial expert *	■			■	■	■	■
Investor engagement	■	■	■	■	■	■	■
Industry / Markets Depth
Semiconductors	■	■	■		■	■	■
Broad technology		■	■	■		■	■
Capital equipment	■			■			■
Asia markets	■	■	■	■	■	■	■
Functional Depth
Sales / Marketing		■	■	■		■
Engineering / Operations	■		■	■		■
Finance / US GAAP					■		■
M&A / Partnerships	■	■	■	■	■	■	■
Tenure and Independence
K&S Tenure (Years)	8	10	2	11	3	4	13
Independence		■	■	■	■	■	■
Demographics
Age	65	74	59	65	71	60	66
Gender Identity	M	M	F	M	M	M	F
African American or Black
Alaskan Native or Native American
Asian	■	■					■
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White			■	■	■	■
Two or more races or ethnicities
LGBTQ+
Did not Disclose Demographic Background

* As defined by SOX section 407		Legend		Considerable strength (3+)
Knowledge covered (2)
Gap (0 - 1)

Executive Officers (other than Dr. Chen)
Chan Pin Chong (56), Executive Vice President & GM, K&S Products & Solutions
Mr. Chong was appointed Vice President, Wedge Bonder in February 2014, and promoted to Executive Vice President & GM, K&S Products & Solutions in December of 2019 as part of an organizational realignment placing all capital equipment business units, including the Ball Bonder, Wedge Bonder, Advanced Packaging, Electronics Assembly/APMR, and Lithography business units, under his responsibility. Prior to joining the Company, Mr. Chong was the Chief Executive Officer of Everett Charles Technologies, a semiconductor manufacturing company, from 2010 to 2014. Prior to Everett Charles Technology, Mr. Chong was the Vice President of Sales and General Country Manager for Singapore at Form Factor from 2007 to 2010, General Manager for Beijing and Shanghai and Senior Technical Director, Singapore and Milpitas at KLA-Tencor from 2005 to 2007 and 1999 to 2005 respectively. Mr. Chong also held various technical, management, and engineering roles at Flextronics Singapore and Motorola Inc. Mr. Chong received his Bachelor of Science degrees in Computer Science and Electrical and Electronics from the State University of New York, Buffalo, and also holds a Masters of Business Administration degree from Leicester University. Since Mr. Chong’s hire in 2014, his responsibilities have expanded to include our Electronics Assembly and Advanced Packaging - Hybrid business units. Mr. Chong was promoted to Senior Vice President in December 2016 in recognition of his contribution to growth in the Wedge Bonder business and his expanded responsibility for the Electronics Assembly and Advanced Packaging - Hybrid business units.

Robert Chylak (66), Senior Vice President, Central Engineering and Chief Technology Officer
Mr. Chylak joined the Company in September 1980. Mr. Chylak was appointed an Executive Officer in October 2021 and promoted to Senior Vice President, Central Engineering and Chief Technology Officer effective January 2022. Mr. Chylak was Vice President, Central Engineering and Chief Technology Officer from December 2019 to December 2021. Mr. Chylak previously served as Vice President, Global R&D Engineering from July 2018 to December 2019 and prior to that Mr. Chylak served in progressively larger roles through Global Process Engineering since 2006. Mr. Chylak received his Bachelor of Science, Electrical Engineering and Master of Science, Electrical Engineering from Pennsylvania State University in 1980 and 1984 respectively.

Zi Yao Lim (37), Senior Director, Legal Affairs and General Counsel and Corporate Secretary
Mr. Lim joined the Company in December 2020 as Senior Manager, Legal Affairs and served as Director, Legal Affairs, from January 2023 until December 2023. Prior to joining the Company, Mr. Lim served as Senior Regional Counsel at Sumitomo Chemical Asia Pte Ltd from May 2019 to December 2020, and as Corporate Counsel at Four Seasons Hotels and Resorts from September 2016 until May 2019. Mr. Lim started his legal career in private practice in Singapore with Dentons, focusing on M&A, securities and corporate law. Mr. Lim has a Bachelor of Laws from the National University of Singapore and was admitted to the Law Society of Singapore in 2013. Mr. Lim assumed the role of Interim General Counsel of the Company effective January 1, 2024 and was promoted to Senior Director and appointed General Counsel of the Company effective July 1, 2024.

Lester Wong (58), Executive Vice President, Chief Financial Officer
Mr. Wong joined the Company in September 2011 as Senior Vice President, Legal Affairs and General Counsel and assumed the role of interim Chief Financial Officer and interim Principal Accounting Officer effective November 28, 2017. Mr. Wong was appointed Chief Financial Officer on December 20, 2018, and was promoted to Executive Vice President, from Senior Vice President, on January 1, 2022. Prior to joining the Company, Mr. Wong was General Counsel at GigaMedia Limited, a U.S. listed major provider of online entertainment software, from May 2008 to August 2011. He previously served as Senior Legal Counsel at CDC Corporation, a U.S. listed software and media company, from June 2003 to November 2007, and as an executive with Cowen Latitude Asia, the wholly owned subsidiary of Cowen Group, a diversified financial services company, from April 2001 to June 2003. Mr. Wong obtained a Bachelor’s Degree from Western University in Ontario, Canada and a Juris Doctor (J.D.) from the University of British Columbia in Canada. He was admitted to the Law Society of Upper Canada (Ontario) in 1993, Law Society of British Columbia in 1993 and Law Society of Hong Kong in 1997.

Nelson Wong (64), Senior Vice President, Global Sales & Supply Chain
Mr. Wong joined the Company in 1997 and served as Vice President, Ball Bonder Business Unit since 2011 and was responsible for leading the Ball Bonder and Support Services Business Unit. Mr. Wong was promoted to Senior Vice President in October 2017 in recognition of his leadership of the Ball Bonder Business Unit in maintaining market share of existing market segments and execution of strategies to gain market share in other market segments. Mr. Wong assumed leadership of the Global Sales function in November 2019 and assumed responsibilities for the global supply chain function in November, 2021. He previously served as Director of Marketing - Ball Bonder from 2000 to 2006 and Application Manager from 1997 to 2006. Mr. Wong holds a Masters of Business Administration and a degree in Physics from the National University of Singapore.

ITEM 2 — APPROVAL OF AN AMENDMENT
TO 2021 OMNIBUS INCENTIVE PLAN
TO INCREASE THE SHARES AVAILABLE FOR ISSUANCE UNDER THE PLAN

Executive Summary of Proposal and Selected Plan Information

The Kulicke and Soffa Industries, Inc. 2021 Omnibus Incentive Plan (the “Plan”) was originally adopted upon receipt of shareholder approval at the 2021 Annual Meeting. The Plan superseded the Company’s 2017 Equity Plan (the “2017 Plan”), and awards outstanding under the 2017 Plan remained outstanding under the 2017 Plan in accordance with their terms.
A total of 4,450,000 shares of common stock were initially reserved for awards granted under the Plan, subject to reduction by one (1) share for every one (1) share granted under the 2017 Plan after October 3, 2020. As of December 9, 2024, approximately 1.1 million shares remain available for future grants under the Plan.
On December 12, 2024, the Board approved an amendment of the Plan (the “Plan Amendment”) in order to increase the number of shares of common stock available for issuance under the Plan by an additional 2,810,000 shares, subject to shareholder approval at the 2025 Annual Meeting.
The Plan is the only plan under which equity-based compensation may currently be awarded to our employees and non-employee directors.
We believe that increasing the number of shares available for issuance under the Plan is necessary in order to allow the Company to continue to use equity awards, including performance awards. We believe that granting equity-based compensation to eligible officers, employees, non-employee directors and, when appropriate, consultants, is an effective means to promote the future growth and development of the Company. Equity awards, among other things, further align the interests of award recipients with Company shareholders and enable the Company to attract and retain qualified personnel.
Our practice has generally been to grant equity awards that have a target value equal to a dollar amount that our Board determines is competitive with the target value of long-term incentive awards granted by our peers, taking into account our overall pay mix relative to our peers and the appropriate balance of annual cash incentives and equity awards. Our equity awards are therefore a critical piece of our compensation program, which allows us to attract, retain and incentivize the talented and qualified employees necessary for our continued growth and success.
Other than the proposed share increase under the Plan Amendment, we are not making any other changes to the Plan.
If the Plan Amendment is approved by our shareholders, the Plan Amendment will become effective on March 5, 2025.
If shareholders do not approve this proposal, the Plan will remain in effect in its current form. However, there will be insufficient shares available under the Plan to make annual awards and to provide grants to new hires in the coming year. In this event, the Management Development and Compensation Committee would be required to revise its compensation philosophy and formulate other cash-based programs to attract, retain, and compensate eligible officers, employees and non-employee directors.

Proposed Share Reserve Increase:
Subject to shareholder approval, the proposed Plan Amendment will increase the reserve by an additional 2,810,000 shares, resulting in a combined total of 7,260,000 shares (consisting of the initial reserve of 4,450,000 shares and 2,810,000 new shares) that may be issued under the Plan.

If (i) any shares subject to an award are forfeited, an award expires or otherwise does not result in the issuance of all or a portion of the shares subject to such Award, or an award is settled for cash (in whole or in part), or (ii) after October 3, 2020 any shares subject to an award under the 2017 Plan are forfeited, an award under any 2017 Plan expires or otherwise does not result in the issuance of all or a portion of the shares subject to such Award, or is settled for cash (in whole or in part), then in each such case the Shares subject to such award shall, to the extent of such forfeiture, expiration, non-issuance or cash settlement, be added to the Plan’s reserve.

In the event that withholding tax liabilities arising from a full-value award or, after October 3, 2020, arising from a full-value award under the 2017 Plan are satisfied by the tendering of shares (either actually or by attestation) or by the withholding of shares by the Company, the shares so tendered or withheld shall be added to the Plan’s reserve.

Impact on Dilution and Fully-Diluted Overhang:
Our Board recognizes the impact of dilution on our shareholders and has evaluated this share request carefully in the context of the need to motivate, retain and ensure that our leadership team and key employees are focused on our strategic priorities. If the Plan Amendment is approved, the total fully-diluted overhang as of December 9, 2024 would be approximately 9.1%. In this context, fully-diluted overhang is calculated as the sum of awards outstanding under any prior plans plus the proposed share reserve under the amended Plan (numerator) divided by the sum of the numerator and basic common shares outstanding, with all data effective as of December 9, 2024. Our Board believes that the proposed share reserve represents a reasonable amount of potential equity dilution to accommodate our long-term strategic and growth priorities.

Expected Duration of the Share Reserve:
We expect that the share reserve under the Plan, if this proposal is approved by our shareholders, will be sufficient for awards to attract, retain, and motivate employees for approximately three to five years. Expectations regarding future share usage could be impacted by a number of factors such as award type mix; hiring and promotion activity at the executive level; the rate at which shares are returned to the Plan's reserve under permitted addbacks; the future performance of our stock price; the consequences of acquiring other companies; and other factors. While we believe that the assumptions we used are reasonable, future share usage may differ from current expectations.

Governance Highlights:
The Plan incorporates numerous governance best practices, including:
■No “liberal share recycling” of options or SARs.
■No dividends or dividend equivalents on options or SARs.
■Dividends and dividend equivalent rights, if any, on all other awards will be subject to the same vesting requirements as the underlying award and will only be paid at the time those vesting requirements are satisfied.
■Minimum 100% fair market value exercise price for options and SARs.
■No repricing of options or SARs and no cash buyout of underwater options and SARs without shareholder approval, except for equitable adjustments in connection with certain corporate transactions.
■No “liberal” change in control definition or automatic “single-trigger” change in control vesting.
■No “evergreen” share increases or automatic “reload” awards

Plan Term:	The Plan will terminate on March 4, 2031, unless terminated earlier by the Board. Termination of the Plan shall not affect the terms or conditions of any award granted prior to termination.

SUMMARY OF KEY STOCK PLAN DATA
Share Usage/Burn Rate
Burn rate provides a measure of the potential dilutive impact of our annual equity award program. The following table sets forth information regarding stock-settled, time-vested equity awards granted, and performance-based equity awards earned, over each of the last three fiscal years (rounded to the nearest thousand shares):

	2024	2023	2022	3-Year Average
Stock Options/Stock Appreciation Rights (SARs) Granted	—	—	—
Stock-Settled Time-Vested Restricted Shares/Units Granted	537,000	534,000	319,000
Stock-Settled Performance-Based Shares/Units Earned*	345,000	292,000	305,000
Weighted-Average Basic Common Shares Outstanding	56,028,000	56,682,000	60,164,000
Share Usage Rate	1.57%	1.46%	1.04%	1.36%
* With respect to performance-based shares/units in the table above, we calculate the share usage rate based on the applicable number of shares earned each year. For reference, the performance-based shares/units granted during the foregoing 3-year period were as follows: 281,000 shares in fiscal 2024, 278,000 shares in fiscal 2023, and 231,000 shares in fiscal 2022.

Overhang as of December 9, 2024
Overhang provides a measure of the potential dilutive effect of all outstanding equity awards and shares available for future grants. The following table sets forth certain information as of December 9, 2024, unless otherwise noted, with respect to the Company’s equity compensation plans (rounded to the nearest thousand shares):

Stock Options/SARs Outstanding	—
Weighted-Average Exercise Price of Outstanding Stock Options/SARs	—
Weighted-Average Remaining Term of Outstanding Stock Options/SARS	—
Total Stock-Settled Full-Value Awards Outstanding	1,462,809
Shares initially available under the Plan*	4,450,000
Shares available for future grants under the Plan	1,108,111
Proposed increase to share reserve under the Plan Amendment	2,810,000
Basic common shares outstanding as of the record date (December 9, 2024)	53,648,978
* The initial share reserve was subject to reduction for any awards granted under the 2017 Plan after October 3, 2020.
As of December 9, 2024, the per share closing price of our common stock as reported on the Nasdaq was $50.14.
Description of the Plan
The following description of certain features of the Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the Plan Amendment that is attached as Appendix A to this Proxy Statement and the copy of the Plan filed with the SEC as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on August 6, 2021.

Administration
The Plan is administered by the Management Development and Compensation Committee (the “Compensation Committee”), or a subcommittee thereof, consisting of two or more members of the Board, each of whom is intended to be a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and “independent” within the meaning of the rules of the Nasdaq.
Subject to the express provisions of the Plan, the Compensation Committee has the authority to select eligible persons to receive awards and determine all of the terms and conditions of each award.
The Compensation Committee may delegate some or all of its power and authority under the Plan to the Board, a subcommittee of the Board, the Chief Executive Officer or other executive officer of the Company as the Compensation Committee deems appropriate, except that that the Compensation Committee may not delegate its power and authority to the Chief Executive Officer or other executive officer of the Company with regard to the selection for participation in the Plan of an officer or director subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an Award to such officer or director.
Eligibility
Participants in the Plan will consist of such officers, other employees, non-employee directors, advisors and consultants, of the Company and its subsidiaries (and such persons who are expected to become any of the foregoing) as selected by the Compensation Committee.
As of December 9, 2024, approximately 1,700 employees (including officers), and 7 non-employee directors were eligible to participate in the Plan. An indeterminate number of consultants and advisors are also technically eligible for awards under the Plan, although the Company has not historically granted awards under its long-term incentive plans to consultants or advisors.

Available Shares
Subject to the adjustment provisions included in the Plan, a total of 7,260,000 shares of common stock (consisting of the initial reserve of 4,450,000 shares previously approved by shareholders and 2,810,000 new shares that are subject to shareholder approval at the 2025 Annual Meeting) are reserved for awards granted under the Plan. The Plan’s reserve is subject to reduction by one (1) share for every one (1) share that was granted under the 2017 Plan after October 3, 2020 and prior to effectiveness of the Plan.
If (i) any shares subject to an award are forfeited, an award expires or otherwise does not result in the issuance of all or a portion of the shares subject to such Award, or an award is settled for cash (in whole or in part), or (ii) after October 3, 2020 any shares subject to an award under the 2017 Plan are forfeited, an award under the 2017 Plan expires or otherwise does not result in the issuance of all or a portion of the shares subject to such Award, or is settled for cash (in whole or in part), then in each such case the Shares subject to such award shall, to the extent of such forfeiture, expiration, non-issuance or cash settlement, be added to the Plan’s reserve. In the event that withholding tax liabilities arising from a full-value award or, after October 3, 2020, arising from a full-value award under the 2017 Plan, are satisfied by the tendering of shares (either actually or by attestation) or by the withholding of shares by the Company, the shares so tendered or withheld shall be added to the Plan’s reserve.
Notwithstanding anything to the contrary, the following shares will not again be available for awards under the Plan: (a) shares tendered by the participant or withheld by the Company in payment of the purchase price of an option under the Plan or the 2017 Plan, (b) shares tendered to or withheld by the Company to pay the withholding taxes relating to an outstanding option or stock appreciation right under the Plan or the 2017 Plan, (c) shares subject to a stock appreciation right under the Plan or the 2017 Plan that are not issued in connection with its stock settlement or exercise, or (d) shares repurchased by the Company on the open market with the proceeds of the exercise of an option under the Plan or the 2017 Plan.
No more than 7,260,000 shares of common stock may be issued in the aggregate in respect of incentive stock options under the Plan.
Non-Employee Director Limit
The maximum number of shares subject to awards granted during a single fiscal year to any non-employee director, taken together with any cash fees paid during the fiscal year to the non-employee director in respect of such director’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board), shall not exceed $500,000 in total value (calculating the value of any such awards based on the grant date fair value of such Awards for financial reporting purposes). The independent members of the Board may make exceptions to this limit for a non-executive chair of the Board, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.
Dividends; Dividend Equivalents
In no event will dividends or dividend equivalents be paid with respect to options or stock appreciation rights under the Plan. Further, notwithstanding anything to the contrary, with respect to full-value awards, if such award provides for a right to dividends or dividend equivalents, any dividends or dividend rights will be subject to the same vesting requirements as the underlying award and will only be paid at the time those vesting requirements are satisfied.

Stock Options and SARs
The Plan provides for the grant of stock options and SARs. The Compensation Committee will determine the conditions to the exercisability of each option and SAR.
Each option will be exercisable for no more than ten (10) years after its date of grant, except with respect to certain options that expire during blackout periods. If the option is an incentive stock option and the optionee owns greater than ten percent (10%) of the voting power of all shares of capital stock of the Company (a “ten percent holder”), then the option will be exercisable for no more than five years after its date of grant. Except in the case of substitute awards granted in connection with a corporate transaction, the exercise price of an option will not be less than 100% of the fair market value of a share of common stock on the date of grant, unless the option is an incentive stock option and the optionee is a ten percent holder, in which case the exercise price will be the price required by the Internal Revenue Code.
Each SAR will be exercisable for no more than ten (10) years after its date of grant, except with respect to certain SARs that expire during blackout periods. Other than in the case of substitute awards granted in connection with a corporate transaction, the base price of a SAR will not be less than 100% of the fair market value of a share of common stock on the date of grant, provided that the base price of a SAR granted in tandem with an option (a “tandem SAR”) will be the exercise price of the related option. A SAR entitles the holder to receive upon exercise (subject to withholding taxes) shares of common stock (which may be restricted stock) or, to the extent provided in the award agreement, cash or a combination thereof, with an aggregate value equal to the difference between the fair market value of the shares of common stock on the exercise date and the base price of the SAR.
All of the terms relating to the exercise, cancellation or other disposition of stock options and SARs: (i) upon a termination of employment or service of a participant, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, are determined by the Compensation Committee. Notwithstanding anything in the award agreement to the contrary, the holder of an option or SAR will not be entitled to receive dividend equivalents with respect to the shares of common stock subject to such option or SAR.
Stock Awards
The Plan provides for the grant of Stock Awards. The Compensation Committee may grant a Stock Award as a restricted stock award, restricted stock unit award or unrestricted stock award. Restricted stock awards and restricted stock unit awards are subject to forfeiture if the holder does not remain continuously in the employment of the Company during the restriction period or if specified performance measures (if any) are not attained during the performance period. Unrestricted stock awards are not subject to any restriction periods or performance measures.
Unless the agreement relating to a restricted stock award specifies otherwise, the holder of such award shall have all rights as a shareholder of the Company, including, but not limited to, voting rights, the right to receive dividends (to the extent the restricted award vests) and the right to participate in any capital adjustment applicable to all holders of common stock.
The agreement awarding restricted stock units will specify: (1) whether such award may be settled in shares of common stock, cash or a combination thereof; and (2) whether the holder will be entitled to receive dividend equivalents. Prior to settlement of a restricted stock unit, the holder of a restricted stock unit has no rights as a shareholder of the Company.
All of the terms relating to vesting of a Stock Award, or the forfeiture and cancellation of a Stock Award: (i) upon a termination of employment or service, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, will be determined by the Compensation Committee.
Cash Awards
The Plan provides for the grant of cash-based awards which may be granted as an element of or a supplement to any other award under the Plan or as a stand-alone award. The terms and conditions relating to such cash-based awards shall be set forth in the applicable award agreement.

Performance Awards
The Plan also provides for the grant of performance awards. The agreement relating to a performance award will specify whether such award may be settled in shares of common stock (including shares of restricted stock) or cash or a combination thereof. The agreement relating to a performance award will provide, in the manner determined by the Compensation Committee, for the vesting of such performance award if the specified performance measures are satisfied or met during the specified performance period and for the forfeiture of such award if the specified performance measures are not satisfied or met during the specified performance period. Prior to the settlement of a performance award in shares of common stock, the holder of such award has no rights as a shareholder of the Company with respect to such shares. All of the terms relating to the satisfaction of performance measures and the termination of a performance period, or the forfeiture and cancellation of a performance award upon (i) a termination of employment or service, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, will be determined by the Compensation Committee.
Performance Measures
Under the Plan, the grant, vesting, exercisability or payment of certain awards, or the receipt of shares of common stock subject to certain awards, may be made subject to the satisfaction of performance measures. The performance goals applicable to a particular award will be determined by the Compensation Committee at the time of grant and may include, without limitation, one or more of the following measures: return on invested capital, return on assets, return on net assets, asset turnover, return on equity, return on capital, market price appreciation of Shares, economic value added, total stockholder return, net income, pre-tax income, earnings per share, operating profit margin, net income margin, sales margin, cash flow, market share, inventory turnover, sales growth, net revenue per shipment, net revenue growth, capacity utilization, increase in customer base, environmental health and safety, diversity; strategic business criteria; and/or any other objective or subjective measures determined by the Compensation Committee. Each such goal may be expressed on an absolute or relative basis and may include comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions, or operating units) or the past or current performance of other companies (or a combination of such past and current performance). The applicable performance measures may be applied on a pre- or post-tax basis and may be adjusted to include or exclude one or more components of any performance measure, including, without limitation, restructuring or impairment charges, acquisitions or dispositions, foreign exchange, debt refinancing costs, extraordinary or noncash items, unusual, nonrecurring or one-time events affecting the Company or its financial statements or changes in law or accounting principles.
Change in Control
Subject to the terms of the applicable award agreement, in the event of a Change in Control (as defined in the Plan), the Compensation Committee (as constituted prior to such Change in Control) may, in its discretion:
•Require that shares of stock of the corporation resulting from such Change in Control, or a parent corporation thereof, be equitably substituted for some or all of the shares subject to an outstanding award;
•Provide that (A) some or all outstanding options and SARs shall become exercisable in full or in part, either immediately or upon a subsequent termination of employment, (B) the restriction period applicable to some or all outstanding awards shall lapse in full or in part, either immediately or upon a subsequent termination of employment, (C) the performance period applicable to some or all outstanding awards shall lapse in full or in part, and (D) the performance criteria applicable to some or all outstanding awards shall be deemed to be satisfied at the target or any other level; and/or

•Require outstanding awards, in whole or in part, to be surrendered to the Company by the holder, and to be immediately cancelled by the Company, and to provide for the holder to receive (A) a cash payment in an amount equal to (1) in the case of an option or an SAR, the aggregate number of shares then subject to the portion of such option or SAR surrendered multiplied by the excess, if any, of the fair market value of a share as of the date of the Change in Control, over the exercise price or grant price per share subject to such option or SAR, (2) in the case of a performance-based award denominated in shares, the aggregate number of shares then subject to the portion of such award surrendered to the extent the performance criteria applicable to such award have been satisfied or are deemed satisfied, multiplied by the fair market value of a share as of the date of the Change in Control, and (3) in the case of a performance-based award denominated in cash, the value of the award then subject to the portion of such award surrendered to the extent the performance criteria applicable to such award have been satisfied or are deemed satisfied; (B) shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (A) above; or (C) a combination of the payment of cash pursuant to clause (A) above and the issuance of shares pursuant to clause (B) above.
No Repricing
The Compensation Committee may not, without the approval of shareholders, (i) reduce the purchase price or base price of any previously granted stock option or SAR, (ii) cancel any previously granted stock option or SAR in exchange for another stock option or SAR with a lower purchase price or base price, or (iii) cancel any previously granted stock option or SAR in exchange for cash or another award if the purchase price of such stock option or the base price of such SAR exceeds the fair market value of a share of common stock on the date of such cancellation, in each case, other than in connection with a change in control or pursuant to the plan’s adjustment provisions.
Clawback of Awards
The awards granted under the Plan and any cash payment or shares of common stock delivered pursuant to an award are subject to forfeiture, recovery by the Company or other action pursuant to the applicable award agreement or any clawback or recoupment policy which the Company may adopt from time to time, including any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law or the rules of any primary securities exchange on which the Company’s shares of common stock are listed.
Effective Date, Termination and Amendment
The Plan Amendment will become effective as of the date of shareholder approval. The Plan will terminate as of the tenth anniversary of the date of the original shareholder approval (i.e., March 4, 2031), unless earlier terminated by the Board. The Board may amend the Plan at any time, subject to any requirement of shareholder approval required by applicable law, rule or regulation, including any rule of the Nasdaq, and provided that no amendment may be made that seeks to modify the prohibition on repricing of stock options and SARs without shareholder approval under the Plan, or that materially impairs the rights of a holder of an outstanding award without the consent of such holder.
Federal Income Tax Consequences
The following is a brief summary of certain United States federal income tax consequences generally arising with respect to awards under the Plan. This discussion does not address all aspects of the United States federal income tax consequences of participating in the Plan that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local or non-United States tax consequences of participating in the Plan. Each participant is advised to consult his or her particular tax advisor concerning the application of the United States federal income tax laws to such participant’s particular situation, as well as the applicability and effect of any state, local or non-United States tax laws before taking any actions with respect to any awards.

Stock Options
A participant will not recognize taxable income at the time an option is granted and the Company will not be entitled to a tax deduction at that time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and the Company will be entitled to a corresponding deduction, subject to Section 162(m) of the Internal Revenue Code. A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of those shares will be taxed as long-term capital gain or loss, and the Company will not be entitled to any deduction. If, however, those shares are disposed of within the above-described period, then in the year of that disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of (1) the amount realized upon that disposition, and (2) the excess of the fair market value of those shares on the date of exercise over the exercise price, and the Company will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) apply.
SARs
A participant will not recognize taxable income at the time SARs are granted and the Company will not be entitled to a tax deduction at that time. Upon exercise, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company, and the Company will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) apply.
Stock Awards
A participant will not recognize taxable income at the time restricted stock is granted and the Company will not be entitled to a tax deduction at that time, unless the participant makes an election to be taxed at that time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant in an amount equal to the excess of the fair market value for the shares at such time over the amount, if any, paid for those shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions constituting a substantial risk of forfeiture lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for those shares. The amount of ordinary income recognized by making the above-described election or upon the lapse of restrictions constituting a substantial risk of forfeiture is deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) apply. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions constituting a substantial risk of forfeiture lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), rather than dividend income, in an amount equal to the dividends paid and the Company will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) apply.
A participant will not recognize taxable income at the time a restricted stock unit is granted and the Company will not be entitled to a tax deduction at that time. Upon settlement of restricted stock units, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by the Company, and the Company will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) apply.
A participant who receives shares of common stock that are not subject to any restrictions under the Plan will recognize compensation taxable as ordinary income on the date of grant in an amount equal to the fair market value of such shares on that date, and the Company will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) apply.

Performance Awards
A participant will not recognize taxable income at the time performance awards are granted and the Company will not be entitled to a tax deduction at that time. Upon settlement of performance awards, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company, and the Company will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) apply.
Section 162(m) Implications
In general, there will be no tax consequences to us except that we will be entitled to a deduction when a participant has compensation income. Any such deduction for certain senior executives will be subject to the limitations of Section 162(m) of the Internal Revenue Code. Beginning January 1, 2018, with the passage and signing of the Tax Cuts and Jobs Act of 2017 (the “Act”), the limitations under Section 162(m) will apply to the Company’s Chief Executive Officer, Chief Financial Officer, the Company’s other named executive officers, and anyone who was a covered person after December 31, 2016. Prior to January 1, 2018, certain performance-based compensation was excluded from the deduction limitations. In light of the Act, beginning January 1, 2018 (with an exception for certain grandfathered arrangements, that would have been granted under a Prior Plan), the Company will be denied a deduction for any compensation exceeding $1,000,000 for such covered persons, regardless of whether the compensation is performance-based compensation.
Parachute Payments.
The vesting of any portion of an award that is accelerated due to the occurrence of a change in control may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Internal Revenue Code. Any such parachute payments may be non-deductible to the Company, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).
New Plan Benefits
Because benefits under the Plan will depend on the Compensation Committee’s actions and the fair market value of our common stock at various future dates, it is not possible to determine the benefits that will be received by directors, executive officers, and other employees if the Plan Amendment is approved by the shareholders. In lieu of providing information regarding benefits that will be received under the Plan in connection with the Plan Amendment, the following table sets forth information with respect to the number of time-vested restricted stock units and performance-based stock units that have been granted under the Plan during fiscal year 2024 to the named executive officers listed in our Fiscal 2024 summary compensation table as well as to our current executive officers, directors and other employees. No stock options have been granted under the Plan.

	Time-vested restricted stock units (#)	Performance-based restricted stock units (#)	Dollar Value ($) (1)
Fusen Chen, President and Chief Executive Officer	43,423	65,135	6,207,784
Lester Wong	8,659	12,990	1,237,986
Chan Pin Chong	8,041	8,041	893,516
Robert Chylak	6,417	6,418	713,121
Nelson Wong	7,422	7,423	824,796
All current executive officers, as a group (6 persons) (2)	81,368	100,007	10,216,741	(2)
All current non-employee directors, as a group (7 persons) (2)	25,256	—	1,259,314	(2)
All current employees who are not executive officers, as a group (2)	430,190	34,385	22,601,983	(2)
(1)The valuation of stock awards is based on the grant date fair value computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions used in calculating these values, see Note 11 to our consolidated financial statements in our annual report on Form 10-K for the fiscal year ended September 28, 2024.
(2)Represents the aggregate grant date fair value for the group.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information concerning the Company’s equity compensation plans as of September 28, 2024:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1)	2,119,362	$ -— (2)	1,764,887
Equity compensation plans not approved by security holders	—	—	—
Total	2,119,362	$—	1,764,887

(1)The following equity compensation plans have been approved by the Company’s shareholders: the 2001 Plan; the 2008 Equity Plan; the 2009 Equity Plan; the 2017 Equity Plan; and the 2021 Omnibus Incentive Plan. Except for the 2021 Omnibus Incentive Plan, there are no outstanding awards under any of the Company’s equity plans. All future awards will be granted under the 2021 Omnibus Incentive Plan.
(2)Excludes 2,119,362 shares subject to restricted stock units and performance stock units outstanding as of September 28, 2024, as such shares have no exercise price.
In order to be approved, the Amendment to the Kulicke and Soffa Industries, Inc. 2021 Omnibus Incentive Plan requires the affirmative vote of a majority of total votes cast on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE APPROVAL OF THE AMENDMENT TO THE KULICKE AND SOFFA INDUSTRIES, INC. 2021 OMNIBUS INCENTIVE PLAN.

ITEM 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the board of directors has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ending October 4, 2025. The ratification of the appointment of the independent registered public accounting firm by the shareholders is not required by law or by the Company’s By-laws. Traditionally, the Company has submitted this matter to the shareholders for ratification and believes that it is good practice to continue to do so. If a majority of the votes cast on this matter are not cast in favor of the appointment of PwC, the Audit Committee will reconsider its appointment. See “Audit and Related Fees” on page 69.
Representatives of PwC are expected to be present at the annual meeting to make a statement if they so desire and will be available to respond to any appropriate questions.

Vote Required
The approval of this proposal requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the proposal. Abstentions and broker non-votes will have no effect on this proposal. However, we expect there will be no broker non-votes on this proposal because brokers have discretionary voting authority with respect to this proposal.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE RATIFICATION OF
THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

ITEM 4 —  ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires the Company to provide our shareholders with the opportunity to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in the “Compensation Discussion & Analysis” and the accompanying tabular and narrative disclosures. This vote is intended to assess our overall executive compensation program rather than focus on any specific item of compensation. At the annual meeting of shareholders in 2024, the Company’s shareholders, excluding abstentions and broker non-votes, approved the compensation of our named executive officers as disclosed in the proxy statement by 98.2%. Accordingly, the board of directors asks that, at the annual meeting of shareholders in 2025, you approve the compensation of our named executive officers for fiscal 2024.
The Management Development and Compensation Committee (the “Committee”) and the board of directors value the opinion of our shareholders and will take into account the outcome of the vote when considering future executive compensation matters. Because this vote is advisory, however, it is not binding on the board of directors or the Committee and will not directly affect or otherwise limit any existing compensation or award arrangements of any of our named executive officers.
The Company’s balanced compensation culture and focus on pay-for-performance are illustrated by the amounts and types of compensation paid to our executives. We invite you to consider the details provided in the “Compensation Discussion & Analysis” (beginning on page 25), as well as the accompanying tabular and narrative disclosure. We are asking our shareholders to indicate their support for the compensation of our named executive officers by voting “FOR” the following resolution:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, in the “Compensation Discussion & Analysis” and the related compensation tables and narrative discussion included in the Company’s Proxy Statement for the 2025 Annual Meeting of Shareholders.”

Vote Required
The approval of this proposal requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the proposal. Abstentions and broker non-votes will have no effect on this proposal. As noted above, the vote is advisory, which means that the vote is not binding on the Company, the board of directors or the Committee.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THIS PROPOSAL
APPROVING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

COMPENSATION OF EXECUTIVE OFFICERS
Compensation Discussion & Analysis
Introduction
The purpose of the Compensation Discussion & Analysis (“CD&A”) section of our proxy statement is to describe to shareholders how and why compensation decisions are made for our named executive officers. For fiscal 2024, the Company’s named executive officers discussed in this CD&A are:

Fusen Chen	President & Chief Executive Officer
Lester Wong	Executive Vice President, Chief Financial Officer
Chan Pin Chong	Executive Vice President & GM, K&S Products & Solutions
Robert Chylak	Senior Vice President, Central Engineering and Chief Technology Officer
Nelson Wong	Senior Vice President, Global Sales & Supply Chain
Collectively, we refer to these individuals in this proxy statement as our “named executive officers”.
The Company
We design, develop, manufacture and sell capital equipment and consumables as well as provide services for global semiconductor and electronics assembly markets. These products and services support assembly of devices such as integrated circuits ("ICs"), light-emitting diodes ("LEDs"), power modules, and advanced displays and sensors which are deployed across our four reported end markets – General Semiconductor, Automotive and Industrial, Memory and LED. We also service, maintain, repair and upgrade our equipment, and sell consumable aftermarket tools. Our customers primarily consist of semiconductor device manufacturers, integrated device manufacturers ("IDMs"), outsourced semiconductor assembly and test providers ("OSATs"), foundry service providers, other dedicated electronics manufacturers and automotive electronics suppliers.
Today, all but one of our named executive officers are employed in Singapore, and their compensation is determined and denominated in Singapore dollars, except for our Chief Executive Officer ("CEO") and Chief Technology Officer ("CTO") who are paid in U.S. dollars.
The Company is subject to the rules and regulations of the SEC, which, among other things, require that the compensation narrative and tabular disclosure included in this proxy statement show amounts in U.S. dollars. As the compensation of most of our named executive officers is delivered in Singapore dollars, our U.S. dollar reporting of compensation reflects year-to-year changes due to foreign currency fluctuations, even when compensation levels as denominated in local currency may not have changed. As an aid to understanding these foreign currency fluctuations, we have provided a narrative discussion, as well as a chart showing Singapore dollar compensation, under the heading “Foreign Currency Considerations”. Neither the Management Development and Compensation Committee of the Company’s board of directors (referred to as the “Committee”) nor the CEO or CTO have any control over the currency exchange rate fluctuations between U.S. dollars and Singapore dollars.
Fiscal 2024 Business Highlights
Over the course of industry cycles, our strategy has been focused on enabling technology changes to expand our market reach. Our technology leadership directly contributes to the strong market positions of our ball bonder, wedge bonder, advanced solutions, and other leading tools, services and solutions. As we deliver new innovations to customers, and prepare for an anticipated core-market recovery, we continue to deliver value directly to investors, including the continued expansion of our comprehensive shareholder return initiatives.

During fiscal 2024, we experienced gradual improvements within our ball bonding segment after a period of soft demand which began in fiscal 2023. Over the past two years, utilization levels of our installed base have risen along with increasing demand from general semiconductor customers. In parallel, our wedge business had very strong demand in fiscal 2023 but softened in fiscal 2024 due primarily to dynamics within the broader Automotive and Industrial end markets. At this point, we believe that our ball bonding and wedge bonding segments are both beyond trough levels and we anticipate coordinated recovery of General Semiconductor as well as our Automotive and Industrial end markets through fiscal 2025.
As we prepare for this coordinated recovery, we continued to expand market access by enabling long-term technology transitions which are enhancing our prospects across all served end markets. Our market opportunities are growing and becoming increasingly accessible through our innovations within thermo-compression, vertical wire, advanced dispense, high-power interconnect and advanced display. These transitions are positively enhancing our long-term growth potential across General Semiconductor, Memory, Automotive and Industrial end markets in several ways.
First, within General Semiconductor and Memory end markets, our unique vertical wire capabilities, and our leadership with APTURATM, our Fluxless Thermo-Compression ("FTC") system, have provided market-ready innovations which are enabling new levels of transistor density at the package level. The future of semiconductor assembly will require new and increasingly more complex assembly solutions that can provide greater transistor density at the package level. This growing need extends well beyond the most advanced process nodes. Emerging packaging technologies are now providing a new level of value for the industry, increasingly necessary to offset the limitations of two-dimensional node-shrink. Our continued innovations in semiconductor assembly and our new product portfolio including vertical wire and FTC are directly contributing to the performance, power efficiency, form factor and cost-enhancements required to progress the evolution of semiconductor devices.
Next, emerging display opportunities are providing new growth potential and diversification within the LED end market. LUMINEXTM, our high-speed placement system which is capable of supporting both single die and mass transfer, is now available to support various applications in the semiconductor and advanced display value chain. With LUMINEXTM, we are positioned to support high-volume adoption of emerging mini-LED and direct-emissive display technology. We remain focused on driving innovation and delivering new solutions that directly support the next set of semiconductor and electronic device assembly.
Last, within Automotive and Industrial, we continue to play an important role supporting the secular transitions to electric vehicles and sustainable energy. Our high-power interconnect solutions in wedge bonding, as well as recent wins in advanced dispense are enabling higher-performance battery assembly and more efficient power semiconductors. Our leading technology for wedge bonder equipment uses ribbon or heavy wire for different applications such as power electronics, automotive and semiconductor applications. The advanced interconnect capabilities of PowerFusionPS improve the processing of high-density power packages, due to an expanded bondable area, wider leadframe capability, indexing accuracy and teach mode. Our established global leadership positions and broad network of Automotive and Industrial customers provide critical market insight we continue to leverage in our cutting-edge equipment development.
As we prepare for the anticipated cyclical core recovery, we are pleased to have invested in organic and inorganic opportunities throughout this recent period of industry softness. We have also been prudent stewards of investor capital through our committed dividend and long-term share repurchase programs. Our fifth consecutive dividend raise as well as a new $300 million dollar repurchase program authorization were announced in November 2024. The consistency and continuity of our dividend program allows us to provide long-term shareholders with a competitive dividend yield and income stream for their support. Cumulatively, since the announcement of our initial repurchase program in August 2014, we have deployed $900 million to repurchase a total of 30.9 million shares. This demonstrates our commitment to our long-term growth prospects and delivering value directly to our shareholders.
Overall, it continues to be an exciting time within K&S. We have strengthened our long-term grow opportunities by focusing on research and development, collaborating closely with customers and industry partners, and delivering new market-ready, highly-capable solutions. The foundation for this strategy – a commitment to R&D, engaged relationships and motivated global employees – has only strengthened over recent years, creating a robust platform for growth. We look forward to demonstrating ongoing success and building on these technology transitions to deliver long-term growth to all stakeholders.

Compensation Program Overview

Pay-for-Performance
Our compensation programs are based on the fundamental principle of pay-for-performance, where we deliver differentiated pay based on performance. Since fiscal 2018, the Company has used four metrics to align pay for performance: Net Income (“NI”), Operating Margin (“OM”), relative Total Shareholder Return (“rTSR”), and Organic Revenue Growth. For our cash-based Incentive Compensation Plan (the “ICP”) in fiscal 2024, the Committee measured performance using NI (with a fiscal 2024 target of $114.8M versus the fiscal 2023 target of $183.4M) and OM (with a fiscal 2024 target of 11.8% versus the fiscal 2023 target of 17.4%), weighted equally. Targets were set at the beginning of the fiscal year after reviewing industry performance data, macro industry economic factors relative to our annual operating plan, and projected market conditions. Based on these factors, targets may be set higher or lower than previous years' target or actual performance to reflect the current operating environment and the cyclical nature of our business. When we achieve superior NI and OM results, maximum payouts can be earned. Specifically, achievements of NI of $223.9M (195% of target) and OM of 23.0% (195% of target) would have earned a maximum 200% of target payout under the ICP.

rTSR, which captures growth and shareholder value created over a three-year period, is used for performance-based equity awards (“PSUs”). The Committee believes that relative performance measures will mitigate macroeconomic effects (both positive and negative) on vesting, which are beyond the executives’ control. The Committee has adopted this program for three primary reasons:
•First, the Committee seeks to align long-term incentive value for its executives with value created for its shareholders, and the Committee believes that total shareholder return relative to an index of companies in the same industry as the Company provides a good measurement towards this alignment.
•Second, vesting is tied to performance relative to shareholder return achieved by an index of similar investments, rather than performance against an absolute metric established based on internal forecasts.
•Third, both the Company’s total shareholder return, and the total shareholder return of the companies in our comparator groups are transparent to our shareholders and our employees and make clear the Company’s link between pay and shareholder value creation. The comparator group we use is the GICS (45301020) Semiconductor Index (“GICS Index”). The GICS Index consists of companies in the same general industry classification system code as the Company. For actual performance measurement, those companies in the GICS Index traded on the “Pink Sheets LLC Exchange” are excluded from the computation as those companies have extremely low market capitalization and their share prices are extremely volatile, which can interfere with, and possibly mask, their actual TSR. The measurement comparator group consists of approximately 65 companies.

In addition to rTSR for 75% of our granted PSUs, 25% of our PSUs are based on an Organic Revenue Growth metric, which measures annual growth averaged over a three-year performance period. Any merger and acquisition activity will be considered organic after four complete quarters in the baseline. In connection with organic revenue growth, we also compare our growth against two named direct competitors, BE Semiconductor Industries N.V. and ASMPT Limited, and allow for some level of payout (up to 50% of target) if we outperform one or both of our defined direct competitors when the Organic Revenue Growth Metric is not achieved.
Due to the cyclical nature of our business and high volatility of revenues year over year, one year of either significant revenue growth or decline may have a long-term impact on the payouts of PSUs based on the Organic Revenue Growth metric. The Committee did not feel this metric provided the appropriate incentive and motivation for recipients for actions within their control versus external market factors. In consultation with our executive compensation consultant, we have eliminated the Organic Revenue Growth metric beginning fiscal year 2024 and will use rTSR as the sole metric for all PSUs granted moving forward. We are evaluating other metrics that would be appropriate to provide the accountability and rewards for the leadership team.

Total Shareholder Return
Shown below is the Company’s most recent three-year rTSR performance cycle compared to the GICS Index and the associated payout as a percent of target for the performance-based portion of our equity compensation. The GICS Index was the comparator group for performance-based equity during this performance cycle. Because we set our targets at market median levels, our payout is aligned with shareholders, and our equity program delivers less than median compensation for below median performance. For the performance cycle ending September 28, 2024, or fiscal 2024, our rTSR was at the 47th percentile, resulting in a payout of 95% of target. In the prior two performance cycles, our rTSR was at the 83rd percentile and 69th percentile, respectively, resulting in payouts of 166% of target and 138% of target, respectively.

Performance Cycles	K&S Actual 3-Year TSR results	Percentile Ranking of K&S Actual 3-Year TSR results Relative to the GICS Index	Payout as a Percent of Target
FY2020 through FY2022	112%	69%	138%
FY2021 through FY2023	134%	83%	166%
FY2022 through FY2024	(26)%	47%	95%
Organic Revenue Growth
Shown below is the Company’s Organic Revenue Growth performance. Average organic growth of 5% for the three-year performance cycle would result in a target payout, while growth greater than or equal to 10% would result in a maximum payout of 200%. For fiscal 2024, our three-year average growth was (19%) for the fiscal 2022 through fiscal 2024 cycle. As described above, although average organic revenue growth was not achieved, we outperformed one of our named direct competitors, resulting in a payout of 8%.

Performance Cycle	K&S 3-Year Average Revenue Growth	Number of Outperformance Periods (maximum of 6) Against Direct Competitors (paid at 1/12 of target per outperformance period)	Payout as a Percent of Target
FY2020 through FY2022	53%	4	200%
FY2021 through FY2023	31%	3	200%
FY2022 through FY2024	(19)%	1	8%

Performance-Based Cash and Equity Compensation
The Company’s compensation program has three core elements: base salary, annual performance-based cash incentive compensation under the ICP and equity incentives under the Company’s 2021 Omnibus Incentive Plan. Cash incentive compensation under the ICP is determined by performance against NI and OM targets. As noted above, the vesting of performance-based equity is tied to two metrics: rTSR as compared to the GICS Index and an organic revenue growth metric. In general, a significant portion (75% for the CEO and CFO and 50% for other executives) of the equity compensation awarded to our executives under the 2021 Omnibus Incentive Plan is performance-based.
As mentioned above, for grants made during fiscal 2024, performance based equity compensation was measured solely using the rTSR metric. Furthermore, to better align with market practices, the proportion of performance based equity compensation received by the CEO and CFO is 60% and remains at 50% for other executives.

The percentages above were calculated using base salary, annual cash incentives, grant date fair value of equity awards, discretionary bonuses, and all other compensation as reported in the “Summary Compensation Table.”

Say-On-Pay Feedback from Shareholders
Although the say-on-pay voting is non-binding, the Committee and the board of directors value the opinion of our shareholders and carefully consider the outcome of the vote in their subsequent executive compensation decision-making.
At the 2024 annual meeting, the say-on-pay result was 98.2% approval, consistent with the 98.3% approval at the 2023 annual meeting. We believe that our efforts to actively address any issues raised by our shareholders, and our continued focus on demonstrating strong linkage between pay and performance of our compensation programs were responsible for the strong support on say-on-pay.
We believe in continued active shareholder engagement, soliciting and responding to feedback about our compensation programs to better understand our shareholders’ concerns and the issues on which they are focused. We will continue to ensure that we engage with shareholders as appropriate in the future.
Goals and Objectives of the Compensation Program
The Committee structures the executive compensation program to reward executives for performance, to build and retain a team of tenured, seasoned executives by maintaining competitive levels of compensation and to invest in our executives, and in the long-term success of the Company and its shareholders. By adhering to these goals, we believe that the application of our compensation program has resulted in executive compensation decisions that are appropriate and that have benefited the Company and its shareholders over time.
The Committee evaluates our compensation programs annually to ensure that they remain aligned with the goals of the Company and our shareholders, that compensation opportunities provided to key executives are competitive with those available to similarly situated executives in our industry and geographic regions, and that the compensation opportunities are motivating executives to take appropriate actions to create shareholder value. The Committee seeks to foster a performance-oriented environment by making a significant portion of each executive’s cash and equity compensation conditioned on the achievement of performance targets that the Committee believes drive shareholder value creation. For fiscal 2024, these performance targets included NI, OM, and rTSR.

Key Compensation Practices
The following table summarizes the key practices that we followed for fiscal 2024 within our total direct compensation program and also those practices we do not follow:

What We Do	What We Don’t Do
Align target compensation to median levels with our Compensation Peer Group	No stock options and no repricing of underwater options
Tie realized pay to performance by setting clear financial goals for the Company, business units, and individuals	No excise tax gross-ups on change in control provisions, as well as no excessive severance payouts
A majority of the pay of our named executive officers is at risk and performance contingent. Base salaries of the Company’s named executive officers range from 26% to 34% of total targeted direct compensation in fiscal 2024	No excessive perquisites
Majority of equity grant for CEO and CFO is performance contingent, based on 3-year TSR relative to the GICS Index	No supplemental executive retirement plans that provide extra benefits to executive officers
Have clawback provisions to mitigate risk	No compensation programs that encourage risk-taking that is likely to pose a material adverse impact on the Company
Compensation Peer Group reviewed annually to ensure appropriate benchmarking of compensation	No loans, or purchases of Company securities on margin
Share ownership guidelines (including mandatory holding requirements if necessary) for executive officers and directors	Executives and directors may not engage in hedging transactions with respect to Company equity, nor pledge or use as collateral Company equity to secure personal loans
Double trigger change-in-control provisions for both cash and equity awards
Roles of the Committee and Management in Compensation Decisions
The Committee is responsible for establishing our compensation policies, setting base salaries for officers, and reviewing and approving our cash incentive compensation plans and equity compensation plans for all eligible employees. In fiscal 2024, the Committee consisted of four independent members of the board of directors, namely, Committee Chair Ms. Mui Sung Yeo, Mr. Peter T. Kong, Mr. Chin Hu Lim, and Mr. D. Jeffrey Richardson. The Committee establishes the named executive officers’ compensation and, on an annual basis, reviews the performance of each named executive officer. The Committee conducts an annual review of the CEO's performance and reports the same to the board. The Committee reviews and approves all newly hired executive employment arrangements, executive severance arrangements, change of control agreements and inducement grants to new executive officers. The Committee annually reviews our performance metrics under the Incentive Compensation Plan and performance-based equity compensation relative to the market to ensure that they are competitive and support the strategic goals of the Company. The Committee also recommends to the full board of directors the amount and form of compensation to be paid to directors for serving on the board of directors and its committees. The Committee meets at least quarterly, and all decisions of the Committee must be approved by a majority of its members.
The Committee consults with the CEO, the Vice President of Global Human Resources, and members of the Company’s compensation staff (collectively, the “Management”), on executive compensation matters. Each year, Management recommends to the Committee base salary levels and target levels for cash incentive payments and equity compensation for each named executive officer (other than the CEO) and other direct reports of the CEO. These recommendations are based upon Management’s assessments of individual performance, the individual’s potential to contribute to the Company’s success in the future, and by reference to benchmarking using the peer group and survey data discussed below. The CEO may also recommend to the Committee promotion and/or retention grants during the year for key executive employees. Additionally, the CEO and Chief Financial Officer calculate and recommend incentive compensation targets to the Committee annually. These targets provide the basis for cash incentive payments made under the ICP.
The Committee also develops recommendations to the board of directors for the compensation opportunity of the CEO, using generally the same factors as it does for the other named executive officers as discussed below.

The Committee uses industry and peer group market data to help in its allocation between short-term and long-term compensation and between cash and equity compensation. The Committee also has discretion in the granting of cash incentive awards and performance-based awards and can accelerate the “vesting” of certain awards to named executive officers. Historically, the Committee has exercised this discretion only in extraordinary circumstances. In fiscal 2024, all awards granted under the 2021 Omnibus Incentive Plan vested, if at all, in accordance with the applicable performance period or vesting schedule and in accordance with the terms of the applicable grant award agreements.
Compensation Consultant
The Committee has the authority to engage independent advisors to assist it in carrying out its responsibilities. The Committee has engaged FW Cook since May of 2017 as its independent advisor after a holistic review and assessment of the qualifications of various consulting firms identified by Management based on technology sector expertise, international experience, and experience with advising compensation committees. Management had no role in the decision of selecting FW Cook as the Committee’s advisor, except for identifying various consulting firms for the Committee to review. Taking into consideration the applicable factors affecting the independence of such advisors that are required by SEC and Nasdaq rules, the Committee determined that the work of FW Cook and the individual compensation advisors employed by FW Cook who provided services to the Committee have not created any conflict of interest. In fiscal 2024, the Committee worked with FW Cook for peer group selection, executive officer, other direct reports of the CEO, and non-employee director compensation benchmarking, compensation risk assessment, and counsel on compensation trends and issues. The Committee also regularly consults FW Cook on individual employment and compensation issues. The Committee independently engaged with and approved all of the services provided by FW Cook.
Design of the Compensation Program
Our executive compensation program has two principal components:
•establishing a targeted total direct compensation (“TDC”) (base salary, target bonus and grant date equity value amount) for each named executive officer that is competitive within the Company’s industry and the named executive officer’s geographic location; and
•establishing for each individual named executive officer an appropriate mix of base salary and performance-based cash and equity incentive compensation.
Total Direct Compensation
The targeted TDC amount for each named executive officer (other than the CEO) is established by the Committee based on a number of individual factors, including performance, level of responsibility within the Company, experience, potential to contribute to the Company’s future success in the executive’s current role or in an expanded role, and pay levels for similar positions, with the objective that the TDC targets are, on average, consistent with median TDC levels as reflected in peer data and industry surveys.
The Committee adopted an approach proposed by FW Cook to establish market benchmarks for our executives. Step one was to determine the U.S. Market Compensation by benchmarking against both the Compensation Peer Group (described below) and semiconductor industry survey data from Radford's Global Compensation Database, size-adjusted for the Company's corporate (or relevant business unit) revenue scope. Step two was to determine the relationship between Asia-Pacific and U.S. compensation levels, by establishing an Asia-Pacific peer group (described below) to determine the discount to be applied to the U.S. market compensation data. Separate discounts were established for annual cash compensation and long-term incentive compensation to account for differences in market levels among each element of compensation. We intend to refresh the Asia-Pacific peer group every three years. Step three was to compare internal compensation to the adjusted market levels.
The Committee believes this methodology provides a consistent, empirical basis for benchmarking our Singapore based executives and aids its decision-making in executive compensation matters.
As benchmarked using the methodology described above, named executive officers’ targeted TDC generally fell within +/-15% of the market median based on the 2024 analysis and the Committee only considered exceeding +15% of the market median in extraordinary circumstances. No named executive officer had targeted TDC in excess of the 75th percentile.

Peer Group Companies and Comparison Data
Each year, the Committee analyzes whether it is using the most appropriate compensation peer group and market data, based on a number of factors, including the size of the Company in terms of revenues, market capitalization, similarity of industry, and the availability of relevant and useable compensation data.
Although the Company is Asia-based and is predominantly staffed with executives who have been based in Asia for many years, our peer and survey companies are principally U.S.-based. This is because most non-U.S.-listed companies are not required to disclose the same level of compensation data as is required of U.S. public companies. Therefore, the Committee considers benchmarking against peer companies in the U.S. to be a necessary point of reference, subject to appropriate adjustments to reflect differences between Asia and U.S. executive compensation practices (as described above) in determining whether the total targeted compensation opportunity offered by the Company is competitive in the marketplace for its executives. As a result, the Compensation Peer Group consists of U.S. public companies.
In consultation with FW Cook, the Committee selected the following peer group of 17 technology companies (collectively, the “Compensation Peer Group”) to be used for fiscal 2024 compensation benchmarking:

Advanced Energy Industries, Inc. (AEIS)	Onto Innovation (ONTO)
Axcelis Technologies, Inc. (ACLS)	OSI Systems, Inc. (OSIS)
Cirrus Logic Inc. (CRUS)	Penguin Solutions (PENG) (fka SMART Global Holdings)
Cohu, Inc. (COHU)	Power Integrations (POWI)
Diodes Incorporated (DIOD)	Semtech Corporation (SMTC)
Entegris, Inc. (ENTG)	Silicon Laboratories, Inc. (SLAB)
FormFactor Inc. (FORM)	Synaptics Incorporated (SYNA)
MKS Instruments, Inc. (MKSI)	Ultra Clean Holdings, Inc (UCTT)
Monolithic Power Systems, Inc. (MPWR)
The Compensation Peer Group was selected primarily because the companies were U.S.-based technology companies in the same or similar industries as we operate, and were similar to us in complexity and size (measured by revenue and market capitalization), and because the Committee concluded that the Compensation Peer Group companies were representative of likely competitors with the Company for executive talent. In addition, the peer group was compared to the peer groups independently established and utilized by certain of our institutional shareholders and their advisors. The Compensation Peer Group resulting from our fiscal 2024 review was altered from the fiscal 2023 review by the removal of CMC Materials due to their acquisition by Entegris, Inc. and the addition of Onto Innovation. The Company’s trailing twelve months revenues were at the 46th percentile of the Compensation Peer Group at the time it was approved.
The Committee’s analysis with respect to executive compensation decisions is supplemented by broader U.S. technology industry data. In fiscal 2024, the Committee considered semiconductor industry survey data from Radford's Global Compensation Database, with data scaled to our revenue size. The Committee does not select or have any influence over the companies that participated in these surveys and is not aware of the identities of any of the component companies that are included in the surveys.

As described above, we also established an Asia-Pacific peer group to analyze the pay differences between the U.S. and Asia-Pacific. The screening process for the development of the Asia-Pacific peer group was similar to the process for the Compensation Peer Group. Preference was also given to companies listed on the Singapore and Hong Kong exchanges (over those in China, Taiwan, Korea, and Japan) due to greater comparability and pay disclosure practices. This review is conducted triennially and was updated for fiscal 2024. Based on the criteria described above, the following list of 21 companies are our Asia-Pacific Peer Group:

ASM Pacific Technology Limited	Novatek Microelectronics Corporation
Chipbond Technology Corporation	Pax Global Technology Ltd.
ChipMOS Technologies Inc.	Powertech Technology Inc.
Chroma ATE Inc.	Realtek Semiconductor Corporation
Cowell e Holdings Inc.	Shanghai Fudan Microelectronics Group Co., Ltd.
Digital China Holdings Ltd.	Topco Scientific Co., Ltd.
FIT Hong Teng, Ltd	Truly Semiconductors Ltd.
GCL-Poly Energy Holdings Limited	Venture Corporation Ltd.
Hua Hong Semiconductor Limited	VTech Holdings Limited
JCET Group Co., Ltd.	Yangtze Optical Fibre and Cable Joint Stock Limited Company
Macronix International
Elements of Compensation
An executive’s targeted TDC in fiscal 2024 was comprised generally of the elements listed below. We target market median for each of the compensation elements and typically consider +/- 15% of market median to be a market competitive range as we make compensation decisions.

Element	Description	Objective
Base salary	Fixed cash salary reflecting executive’s roles and responsibilities.	Provide basic level of compensation and stable source of income; and
Recruit and retain executives.

Cash incentive plan	Rewards business performance; based on Net Income and Operating Margin and funded only if the Company exceeds threshold Net Income and Operating Margin for the year.	Align executive compensation with Company financial performance.

Equity incentive awards	Performance-based awards based on the Company’s ranking of rTSR relative to the GICS Index over a defined period; and	Align management’s interests with shareholders’ interests; Promote long-term strategic and financial goals;
	Time-based awards vesting over a defined period.	Recruit new executives; and
Retain executives through stock price value and appreciation.
The Committee selected these elements because it believes each is a necessary compensation element to help drive the achievement of the objectives of its executive compensation program: motivating executives to achieve both short-term and long-term goals to create shareholder value while considering prudent risk taking; aligning the executives’ and shareholders’ interests; and attracting and retaining high-performance executives. In setting compensation levels for each named executive officer, the Committee considered each element of compensation, the compensation package as a whole and the executive’s achievements and expected future contributions to the business, in light of available peer group and other data.

Base Salaries
The Committee believes that it must provide a competitive level of base salary in order to attract and retain its executives. In determining base salaries, the Committee considers a number of factors, including the executive’s roles and responsibilities, the performance of the executive’s business segment or functional group, and the executive’s individual performance, experience, employment location, and potential for driving the Company’s success in the future. The Committee also considers the median base salaries in the Compensation Peer Group and survey data discussed above for comparable positions and experience. The Committee also considers local salary progressions and their relationship to the salary progressions derived from available market data from U.S. public companies. Except for the CEO and CTO who are paid in U.S. dollars, each of the named executive officers is paid, and has his or her compensation values managed by the Committee, in Singapore dollars.
Effective January 1, 2024, the Board approved a base salary increase of 2.0% for Mr. Lester Wong, a base salary increase for Mr. Chong of 2.0%, a base salary increase for Mr. Chylak of 3.0%. Dr. Chen and Mr. Nelson Wong did not receive an increase to base salary.
Cash Incentive Plan
Overview
The Company’s cash incentive program, the Incentive Compensation Plan (“ICP”), is designed to align executive pay with financial performance. The CEO and all other ICP participants were eligible to receive an annual payment under the ICP based on fiscal 2024 financial results. The targets and funding scales for fiscal 2024 were set based on the Company’s achievement against our annual operating plan. The Committee rigorously reviews our annual operating plan and takes into account all relevant factors including market conditions and industry outlook as part of overall target setting.
The Committee believes that the higher the executive’s level of responsibility and influence within the Company, the greater the percentage of the executive’s total target cash compensation that should be performance-based. These target percentages are generally set by the Committee based on its assessment of market median target incentive percentages within the Compensation Peer Group and industry surveys for each named executive officer’s role and may change based on market trends. Based on the market data assessment, the target annual cash incentive percentages for our named executive officers remained the same as the prior fiscal year.
For fiscal 2024, the target annual cash incentive percentages were as follows:

Executive	Target Annual Cash Incentive as a % of Base Salary
Dr. Fusen Chen	120%
Mr. Lester Wong	75%
Mr. Chan Pin Chong	70%
Mr. Robert Chylak	55%
Mr. Nelson Wong	70%
Fiscal 2024 Performance Goals
Under the fiscal 2024 ICP for our named executive officers, the annual incentive pool was established based on actual Net Income (“NI”) and Operating Margin (“OM”) performance against targets. NI and OM were selected as performance metrics because the Committee believes that these metrics are closely correlated with shareholder value creation.
Targets are set based on projected overall market conditions, among other factors, and may be higher or lower than previous years’ targets or actual performance. The funding of the incentive pools based on Company Net Income and Operating Margin performance used the following funding scales, which are relatively wide to reflect the cyclical nature of our business:

Fiscal 2024 - Corporate Net Income Funding Scale*

	NI (in Millions)	ICP Funding %
Maximum	223.9	200%
	196.6	175%
	169.4	150%
	142.1	125%
Target	114.8	100%
	88.0	75%
	61.2	50%
Threshold	34.4	25%
*Net Income results are weighted 50% of overall Corporate Performance Measure. Interpolation is applied between each of the discrete points in the scale.
Fiscal 2024 - Corporate Operating Margin Funding Scale*

	OM%	ICP Funding %
Maximum	23.0%	200%
	20.2%	175%
	17.4%	150%
	14.6%	125%
Target	11.8%	100%
	9.1%	75%
	6.3%	50%
Threshold	3.5%	25%
*Operating Margin results are weighted at 50% of the overall Corporate Financial Performance Measure. Interpolation is applied between each of the discrete points in the scale.
For fiscal 2024, unadjusted Net Income results were ($69.0 million) and Operating Margin results were (13.1%). Net Income and Operating Margin results used in the calculations of the annual incentive payments to named executive officers (and all participants) under the ICP typically exclude the effects of any one-time extraordinary items (both positive and negative) as we believe such exclusion of one-time extraordinary items better reflects the performance of the business for purposes of determining incentive compensation.
As disclosed in the Form 8-K filed on March 11, 2024, the Company announced the cancellation of a project by a customer and the Company committed to a plan to cease operational activities and commence wind down activities concerning various aspects of the project, as a result of which the Company incurred pre-tax charges, including impairments, of $104.7 million.
Excluding one-time extraordinary items including the event as cited above, Net Income results would have been $38.6 million and Operating Margin results would have been 3.6%, translating to a payout of 27.0%. The cost of ICP payments applying 27.0% payout would then have reduced the Company’s Operating Margin below the threshold of 3.5%. Considering these factors, the Committee approved a payout of 20.0% which allowed us to maintain both the Operating Margin and Net Income thresholds.

Long-Term Equity Incentive Compensation
Overview
The Committee believes that our equity incentive program appropriately aligns management’s interests with shareholders’ long-term interests because the value of the awards is tied to stock price appreciation and, in the case of performance-based stock awards, to relative market performance, which correlates to long-term shareholder value creation. Named executive officers typically receive annual equity incentive grants under the 2021 Omnibus Incentive Plan in the first quarter of the fiscal year.
Equity awards are either time-based restricted stock unit awards (“RSUs”), which are subject to service-vesting conditions and are efficient for attraction and retention, or PSUs, which are subject to both service-vesting and performance-vesting conditions. Neither the RSUs nor the PSUs include any dividend equivalent rights under the 2021 Omnibus Incentive Plan. The Committee believes that awards to the CEO and the CFO should be more heavily weighted toward performance-based awards than for other executives. The allocation of performance-based to time-based equity awards beginning in fiscal 2024 generally is as follows:

Position	Performance-based	Time-based
CEO and CFO	60%	40%
Other Executives	50%	50%
In addition, newly hired executive officers may receive sign-on grants. The Committee also retains the discretion to grant special equity incentive awards for incentivizing the accomplishment of a key strategic objective or for retention purposes, in addition to annual awards, which typically are made in October.
Statement of Practices
The Company has adopted a Statement of Practices for equity grants, which defines the primary terms and conditions for the administration of equity awards granted to employees and officers under the Company’s equity incentive plans. It includes the following:
1.Eligibility for awards is limited to those individuals employed by the Company or its direct or indirect subsidiaries.
2.Subject to Paragraph 4 below, awards are only made annually. Annual awards (other than with respect to the CEO) are made by the Committee based on recommendations made by the Company’s management which are reviewed by the Committee.
3.Annual awards are approved and priced at the Committee meeting that takes place in the first quarter of the Company’s fiscal year, generally held in October, although sometimes grants have been made at other times, for instance, to provide the Committee with additional time to review management recommendations.
4.Inducement grants to newly hired executives and officers require specific pre-approval by the Committee. The Committee has delegated authority to the CEO to approve inducement equity awards for newly hired employees (not officers), and promotion and/or retention grants to key employees that are consistent with market data.
The value of equity awards granted to each participant (other than the CEO) is determined based on the CEO’s evaluation of the executive’s level of responsibility and influence over the Company’s results, performance, potential to contribute to our future success and award values for executives in the peer companies based on our benchmarking exercise, as approved by the Committee. Any award to the CEO is based on the Committee’s evaluation of the same factors and its recommendation to the full board of directors for approval. The extent of existing non-vested equity awards or stock ownership is not generally considered in granting equity awards, except that we sometimes grant an initial round of equity awards to newly recruited executives. Initial equity awards are intended to induce executives to join us, to replace equity compensation that may have been forfeited at the executives’ prior place of employment, and to better align the executives’ interests with the shareholders’ interests from the start of employment.

Fiscal Year 2024 Equity Awards
On October 11, 2023, the Committee granted RSUs and PSUs respectively to the CEO, the other named executive officers, and certain eligible employees for fiscal 2024. The named executive officers' grants are based on compensation benchmarking against each of our named executive officers’ roles and based on market practice. The amounts of PSUs and RSUs awarded to the Company’s named executive officers were as follows:

	Performance-Based Stock	Time-Based Stock
	(PSUs)	(RSUs)
Dr. Fusen Chen	65,135	43,423
Mr. Lester Wong	12,990	8,659
Mr. Chan Pin Chong	8,041	8,041
Mr. Robert Chylak	6,418	6,417
Mr. Nelson Wong	7,423	7,422
Time Based Restricted Stock Units (“RSUs”)
RSUs granted in fiscal 2024 vest in equal annual installments on each of the first three anniversaries of the grant date, provided the recipient remains continuously employed through each vesting date.
Performance Based Performance Stock Units Based on Relative Total Shareholder Return (“rTSR PSUs”)
For fiscal 2024, 100% of PSUs awarded will be subject to achieving rTSR performance goals. The vesting of rTSR PSUs granted in fiscal 2024 is tied to total shareholder return relative to the companies comprising the GICS Index, measured over a three-year performance period. The three-year performance period for the rTSR PSUs granted in fiscal 2024 will end in October 2026 and between 0% and 200% of the PSUs will be earned and vest based on the following scale:
Relative Total Shareholder Return
The payout scale above shows rTSR PSU vesting percentages at percentile performance points from the 25th or less percentile to the 85th percentile. Actual vesting of rTSR PSUs will be expressed as a full percentage point ranging from 0% to 200% with interpolation between the points in the above graph.

For fiscal 2024, we modified the rTSR payout curve, changing the performance hurdle required for maximum payout from the 99th to 85th percentile. We believe that this scale is generally consistent with the majority of TSR based plans in our industry (with the most common peer practice providing maximum payout for 75th percentile performance). It provides below market pay opportunity for below market performance, but we have to more significantly outperform the market in order for the executives to earn more than target compensation, thereby continuing to link pay to performance.
We cap the payout of the rTSR PSUs at target when absolute TSR is negative, over the complete performance period, even if actual rTSR performance would suggest a higher payout, to ensure that our executives do not receive above-target payouts unless they have created value for our shareholders.
Vesting of Performance-Based Equity Awards
For the most recent completed three-year performance period (October 3, 2021 through September 28, 2024), related to PSUs granted in fiscal 2022, for each of the metrics discussed above:
•Company performance for rTSR resulted in a cumulative TSR of (26%). This performance ranked 31 out of 58 peer companies (47th percentile), resulting in a payout equal to 95% of target.
•Company performance for organic growth was 3-year average organic revenue growth of (19%), but we outperformed one of our named direct competitors, resulting in a payout of 8%.
Equity Ownership Guidelines for Executives
The Committee has adopted stock ownership guidelines for our named executive officers to closely align the interests of the named executive officers with those of our shareholders. These guidelines are based on the Committee’s review of market data and “best practice” governance guidelines. The guidelines apply to the Company’s common shares owned outright by the executives, including shares held in 401(k) accounts, as well as vested RSUs and PSUs. The Committee recommends that named executive officers achieve these stock ownership levels within five years. Ownership levels and progress towards the guidelines over the five-year period are reviewed annually by the Committee.

Position	Requirement
CEO	3x base salary
CFO	2x base salary
Other Executive Officers	1x base salary
In addition, executives who have held their executive positions for less than five years and prior to reaching the stock ownership requirement will be required to retain at least 50% of their pre-tax vested stock awards.
Chief Executive Officer Compensation
In October 2016, the Company appointed Dr. Fusen Chen as President and Chief Executive Officer effective October 31, 2016. He was also appointed to the board of directors effective October 3, 2016.
See "Grants of Plan-Based Awards During Fiscal 2024—Employment Agreements" (beginning on page 45) for additional information.
Compensation and Risk
In fiscal 2024, the Committee engaged FW Cook to conduct a compensation risk assessment of our incentive compensation programs. The assessment is performed annually to ensure that incentive programs in place are not reasonably likely to have material adverse effects on the Company. The scope of the assessment included all of the Company’s incentive plans, including the ICP, equity plan, support staff incentive, the sales incentive plan, and the Company’s recognition programs.
FW Cook reported that the results of its evaluation indicate that there are no significant compensation risk areas for the Company. Overall, our incentive plans were found to be well-aligned with sound compensation design principles and provide for a balanced approach to delivering incentives given various levels of performance.

We have in place the following risk mitigating factors for our compensation programs:

Risk Mitigating Factors	Comments
Cash Incentive Award Cap	Avoids potential windfall circumstances; limits excessive risk-taking behavior
Multiple Performance Factors across the Cash and Equity Programs	Avoids risk of focusing on only one aspect of performance by incentivizing a balanced perspective on performance
Annual Review of Targets and Opportunity	Ensures compensation is properly aligned with current market median levels
Clawback Feature including formal Clawback Policy	Mitigates risk of inappropriate behavior
Range of Award Payouts	Avoids risk of “all or nothing” mentality
Share Ownership Guidelines	Discourages focus on short-term results without regard for longer term consequences
Multi-year Vesting Schedule	Focuses executive officers on the long-term interests of the Company and shareholders
No Severance if Termination is for “Cause”	Discourages potential for inappropriate behavior
Anti-Pledging and Hedging Policies	Avoids risk of using Company stock as collateral for loans or insulating against stock price declines
Policy on Trading, Hedging and Pledging of Company Stock
We maintain an insider trading policy governing the purchase, sale, loan or other transfer or dispositions of our securities that are applicable to all of our directors, officers, employees and contractors. We believe our insider trading policies and procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and the Nasdaq listing standards.
Pursuant to our insider trading policy, directors and executive officers are prohibited from engaging in hedging transactions involving Company shares or other Company securities. “Hedging” refers to any strategy to offset or reduce the risk of price fluctuations in Company shares or other Company securities or to protect, in whole or in part, against declines in the value of Company shares or other Company securities. The prohibition on hedging thus applies to all transactions in derivative securities based on Company stock such as other securities, including puts, calls, swaps and collar arrangements.
Directors and executive officers are also prohibited from purchasing Company securities on a margin or otherwise pledging Company securities as collateral for a loan.
Policy on Recovery of Previously Paid Executive Compensation (“Clawback”)
In accordance with Section 10D of the Securities Exchange Act of 1934, as amended, Rule 10D-1 promulgated thereunder, and the listing standards of the Nasdaq Global Market, the Committee recommended that the Board ratify and affirm the Company’s clawback policy (the “Clawback Policy”) effective as of October 2, 2023. The Clawback Policy requires the Company to recover from covered executive officers (including its named executive officers) the amount of erroneously awarded compensation (i.e., the amount of incentive-based compensation received that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on restated amounts) resulting from an accounting restatement: (i) due to the material noncompliance of the Company with any financial reporting requirement under the securities laws; or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were not corrected in the current period or left uncorrected in the current period.
The Clawback Policy is fully compliant with the SEC’s final rule adopted on January 27, 2023. The Clawback Policy operates in addition to, and not in lieu of, any other rights of the Company to recoup or recover incentive awards under applicable laws and regulations, including the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Act. The Company to date has not sought to recoup any payments under this Clawback Policy. We review our policy periodically and will amend or update the policy as necessary to comply with the applicable regulations and any new requirements.

Expatriate and Other Compensation
Our named executive officers do not typically receive perquisites or other personal benefits or property from the Company. The Committee generally believes that such perquisites or personal benefits can make executive compensation less transparent to shareholders. In limited instances, the Committee has approved certain transitional relocation benefits, when appropriate, to retain talented executives or to assist in the transition of certain executives and their families to our offices in Singapore or when on long-term overseas assignment from Singapore. For example, in connection with the hiring of Dr. Chen as CEO, and Mr. Lester Wong as SVP and General Counsel (which was the position he first held upon joining the Company in September 2011), relocations to Singapore were necessary, and the Company paid certain relocation benefits to each executive. In connection with Mr. Chong’s long-term assignment to the U.S., we provided certain relocation benefits including tax equalization payments. Any excess tax payments refunded to Mr. Chong are to be reimbursed to the Company. Mr. Chong’s long-term assignment to the U.S. ended in June 2019 and he was repatriated to Singapore, at which time his tax equalization payments expired. In determining these relocation, expatriate and hiring arrangements, the Company and each executive negotiated the specific compensation arrangements that the executives would receive. In addition, the Company provides paid medical insurance for non-Singaporean named executive officers. The Committee determined the executives’ compensation based on their prior experience, record of achievement, marketplace data of similar executive officers and the executives’ prior compensation packages. These benefits, including Company contributions to the Singapore Central Provident Fund for Singaporean named executive officers, are described below in a footnote to the “Summary Compensation Table.” The Company believes that these benefits are critical to its ability to hire and retain talented executives.
The Company has a 401(k) Retirement Income Plan (“401(k) Plan”) for U.S.-based employees under which it matches in cash up to 4% or 6% of an employee’s contributed amount, based on years of service.
Foreign Currency Considerations
Except for Dr. Chen and Mr. Chylak, the Company’s named executive officers are compensated in local currency reflecting the primary home country location of their employment and paid in Singapore dollars as they are based in Singapore. Mr. Lester Wong’s, Mr. Chong’s, and Mr. Nelson Wong’s base salary and total compensation were determined in Singapore dollars upon hire, and will continue to be managed in Singapore dollars going forward. For the purpose of the “Summary Compensation Table,” the Singapore dollar base salary amounts paid in fiscal 2024, 2023, and 2022 to each named executive officer (other than Dr. Chen and Mr. Chylak), where required to be disclosed, have been translated from Singapore dollars actually received into U.S. dollars using the average conversion rate for fiscal 2024 of 1.3452, 2023 of 1.3540, and 2022 of 1.3759. For purposes of the below table, stock award amounts represent the grant date fair values and have been converted from U.S. dollars into Singapore dollars using the applicable conversion rate on the grant dates. The following table reflects the amounts paid to the respective officers in Singapore dollars and aligns with the amounts reported in the “Summary Compensation Table.”
As stated previously, because the compensation for the named executive officers (other than Dr. Chen and Mr. Chylak) is delivered in Singapore dollars, our U.S. dollar reporting of compensation may show year-to-year changes due to foreign currency fluctuations, even when compensation levels as denominated in local currency may not have changed.
The below table should be read in connection with the “Summary Compensation Table,” which includes footnote disclosure relevant to the amounts listed below:

Three-Year Compensation - Singapore Dollars

Name	Fiscal	Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
	Year	(SG $)	(SG $)	(SG $)	(SG $)	(SG $)	(SG $)
Lester Wong	2024	617,440		1,687,499	93,072	92,893	2,490,904
	2023	601,766	—	1,475,504	161,051	88,627	2,326,948
	2022	568,890	—	1,187,853	582,120	14,341	2,353,204
Chan Pin Chong	2024	616,585		1,217,952	86,747	16,698	1,937,982
	2023	598,204	—	1,035,839	150,107	17,084	1,801,234
	2022	563,607	—	868,628	570,397	17,881	2,020,513
Nelson Wong	2024	609,794		1,124,280	86,636	21,288	1,841,998
	2023	577,095	—	985,990	143,985	46,774	1,753,844
	2022	548,721	—	868,628	560,287	47,761	2,025,397
Tax and Accounting Considerations
Deductibility of Executive Compensation
In light of the repeal of the performance-based compensation exemption under Section 162(m) of the Internal Revenue Code in 2017, the Committee may authorize compensation that is not deductible if it is determined to be appropriate and in the best interests of the Company and our shareholders.
The Company accounts for equity-based compensation under the provisions of FASB ASC No. 718, Compensation - Stock Compensation (“ASC 718”). ASC 718 requires the recognition of the fair value of the equity-based compensation in net income. Compensation expense associated with rTSR PSUs is determined using a Monte-Carlo valuation model, and compensation expense associated with time-based and Growth PSUs is determined based on the number of shares granted and the fair value on the date of grant. The fair value of equity-based awards is amortized over the vesting period of the award, and the Company elected to use the straight-line method for awards granted after the adoption of ASC 718.

SUMMARY COMPENSATION TABLE FOR FISCAL 2024
For a discussion of the Management Development & Compensation Committee’s objectives, discretion and criteria for setting compensation, see “Compensation Discussion & Analysis” of this proxy statement.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Fusen Chen	2024	900,000	6,207,784	216,000	44,070	7,367,854
President and CEO	2023	881,250	5,576,880	381,240	37,847	6,877,217
	2022	813,750	4,131,665	1,242,724	33,764	6,221,903

Lester Wong	2024	458,995	1,237,986	69,188	69,924	1,836,093
Executive Vice President, Chief Financial Officer	2023	444,436	1,034,425	118,945	65,455	1,663,261
	2022	413,468	881,066	415,298	61,706	1,771,538

Chan Pin Chong	2024	458,359	893,516	64,486	12,413	1,428,774
Executive Vice President & GM, K&S Products & Solutions	2023	441,805	726,191	110,862	12,617	1,291,475
	2022	409,628	644,287	379,806	12,996	1,446,717

Robert Chylak	2024	389,380	713,121	43,122	19,469	1,165,092
Senior Vice President & CTO, Central Engineering	2023	375,626	590,289	73,893	18,229	1,058,037
	2022	352,052	511,649	258,461	14,562	1,136,724

Nelson Wong	2024	453,311	824,796	64,404	15,825	1,358,336
Senior Vice President, Global Sales & Supply Chain	2023	426,215	691,244	106,340	34,545	1,258,344
	2022	398,809	644,287	373,074	34,712	1,450,882
(1) Compensation for Messrs. Lester Wong, Chong, and Nelson Wong for fiscal years 2024, 2023, and 2022, as applicable, has been converted from Singapore dollars into U.S. dollars using the average conversion rate during each such year of 1.3452, 1.3540, and 1.3759. For a comparison of the amounts actually paid to Messrs. Lester Wong, Chong, and Nelson Wong in Singapore dollars and the amounts reflected in the above table in U.S. dollars, see the tables provided in the “Compensation Discussion & Analysis” under the heading “Foreign Currency Considerations".
(2) The amounts included in the “Stock Awards” column represent the full grant date fair value of the grants in fiscal 2024, 2023, and 2022 related to performance-based share awards, calculated in accordance with ASC No. 718, and RSUs.
For the PSUs, the amounts reported were valued using the Monte Carlo valuation method and the closing market price of our common stock on the date of the grant assuming payout at target performance of 100%.
For fiscal 2024, these values were as follows: Dr. Chen, $4,147,797; Mr. Lester Wong, $827,203; Mr. Chong, $512,051; Mr. Chylak, $408,698; and Mr. Nelson Wong, $472,697. Assuming maximum performance of 200%, the full grant date fair value of PSUs awarded in fiscal 2024 would have been: Dr. Chen, $8,295,594; Mr. Lester Wong, $1,654,406; Mr. Chong, $1,024,102; Mr. Chylak, $817,396; and Mr. Nelson Wong, $945,394.
For fiscal 2023, these values were as follows: Dr. Chen, $4,376,880; Mr. Lester Wong, $811,863; Mr. Chong, $398,478; Mr. Chylak, $323,889; and Mr. Nelson Wong, $379,281. Assuming maximum performance of 200%, the full grant date fair value of PSUs awarded in fiscal 2023 would have been: Dr. Chen, $8,753,760; Mr. Lester Wong, $1,623,726; Mr. Chong, $796,957; Mr. Chylak, $647,778; and Mr. Nelson Wong, $758,563.

For fiscal 2022, these values were as follows: Dr. Chen, $3,131,675; Mr. Lester Wong, $667,833; Mr. Chong, $329,063; Mr. Chylak, $261,320; and Mr. Nelson Wong, $329,063. Assuming maximum performance of 200%, the full grant date fair value of PSUs awarded in fiscal 2024 would have been: Dr. Chen, $6,263,351; Mr. Lester Wong, $1,335,667; Mr. Chong, $658,126; Mr. Chylak, $522,640; and Mr. Nelson Wong, $658,126.
See the “Grants of Plan-Based Awards Fiscal 2024” table for additional information regarding the full grant date fair value for the fiscal 2024 awards.
(3) The amounts in this column for Dr. Chen, Mr. Lester Wong, Mr. Chong, Mr. Chylak, and Mr. Nelson Wong reflect the U.S. dollar value earned under the ICP Plan.
(4) In fiscal 2024, Dr. Chen received other compensation of $44,070, consisting of $34,438 of medical coverage, and employer contributions to the Singapore Central Provident Fund of $9,632. In fiscal 2024, Mr. Lester Wong received other compensation of $69,924, consisting of $57,957 of medical coverage, and $11,967 of employer contributions to the Singapore Central Provident Fund. In fiscal 2024, Mr. Chong received other compensation of $12,413. In fiscal 2024, Mr. Chylak received other compensation of $19,469, consisting of an employer matching contribution to the 401(k) plan. In fiscal 2024, Mr. Nelson Wong received other compensation of $15,825, consisting of employer contributions to the Singapore Central Provident Fund of $9,135, and a limited transportation allowance of $6,690. Effective January 1, 2024, Mr. Nelson Wong's transportation allowance was eliminated to be consistent with other NEOs.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL 2024
The following table shows all plan-based awards granted to the named executive officers during fiscal 2024. For a discussion of the Company’s plan-based awards and the Committee’s objectives, discretion and criteria for granting awards, see “Compensation Discussion & Analysis” of this proxy statement. The stock awards identified in the table are also reported in the “Outstanding Equity Awards at 2024 Fiscal Year-End” table, which follows this table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Fusen Chen		270,000	1,080,000	2,160,000
	10/11/2023					65,135	130,270		4,147,797
	10/11/2023							43,423	2,059,987
Lester Wong		86,486	345,942	691,884
	10/11/2023					12,990	25,980		827,203
	10/11/2023							8,659	410,783
Chan Pin Chong		80,608	322,432	644,864
	10/11/2023					8,041	16,082		512,051
	10/11/2023							8,041	381,465
Robert Chylak		53,902	215,608	431,216
	10/11/2023					6,418	12,836		408,698
	10/11/2023							6,417	304,422
Nelson Wong		80,505	322,018	644,036
	10/11/2023					7,423	14,846		472,697
	10/11/2023							7,422	352,100
(1)Awards under the ICP Plan are paid at the end of the fiscal year based on performance metrics for the full fiscal year, as described above in “Compensation Discussion & Analysis.” The actual payments under these awards are reported above in the “Summary Compensation Table” in the column entitled “Non-Equity Incentive Plan Compensation.”

Employment Agreements
Fusen Chen
In October 2016, the Company appointed Dr. Fusen Chen as President and Chief Executive Officer effective October 31, 2016. He was also appointed to the board of directors effective October 3, 2016.
Pursuant to an offer letter (“Letter”) dated October 3, 2016, which sets forth his compensation arrangements, Dr. Chen received an annual base salary of US$635,000 and was eligible to receive a bonus of up to 200% of his base salary (100% is the annual target level for such bonus) based on the achievement of certain performance goals of the Company. Bonuses are awarded and paid annually. The Company also granted Dr. Chen a sign-on equity award of RSUs with a value equal to US$1.5 million which vested six months after the grant date. This grant was a make-up of prior employer forfeited compensation that would have vested in the same timeframe and was necessary to recruit and hire an executive with the experience and proven track record of Dr. Chen. The short vesting period is atypical of the Company’s equity award practices but was necessary to match the vesting period of the forfeited compensation that was being replaced. Mr. Chen also received an inducement equity award of PSUs with a value at target equal to US$700,000 to align him with outstanding PSU cycles. Fifty percent of these PSUs vested on September 30, 2017 based on rTSR relative to the companies comprising the SOX Index, measured over a three-year performance period commencing September 29, 2014. Based on performance, 55% of the target PSUs vested in September 2017. The remaining fifty percent were vested on September 29, 2018 based on TSR relative to the companies comprising the GICS Index, measured over a three-year performance period commencing October 4, 2015.
Based on performance, 183% of the target PSUs vested in September 2018. In addition, Dr. Chen received an initial annual equity award equal to US$2,800,000. Twenty-five percent of this award consists of RSUs that vest ratably over 36 months, with one-third vesting on each anniversary of the grant date. The remaining seventy-five percent of this award consists of PSUs vested on the third anniversary of the grant date, based on TSR relative to the GICS index of companies, measured over a three-year performance period. Based on performance, 141% of the target PSUs vested in October 2019. Each of the foregoing grants were made on October 31, 2016 pursuant to the terms of the Company’s 2009 Equity Plan.
The Letter also provided for a reimbursement of up to US$50,000 of relocation expenses and a housing allowance of US$5,000 per month to be provided for a period of 24 months commencing October 31, 2016. In August of 2019 the Committee approved an additional 12 months of housing allowance as transitional assistance while securing permanent housing. In addition, Dr. Chen received tax preparation and filing assistance for the first two years of his employment in Singapore.
The Letter provides that if the Company terminates Dr. Chen for any reason other than for cause or if he resigns for "good reason" (each as defined in the Letter), he will be entitled to 24 months’ base salary (six months if he does not execute a general release in favor of the Company) and continued participation in certain benefit plans. Dr. Chen has also entered into a Change in Control Agreement on substantially the same terms as the Company’s other executive officers, except that as CEO, Dr. Chen may be eligible to receive 24 months’ base salary and bonus at target (six months if he does not execute a general release in favor of the Company). He also will be subject to the Company’s Executive Severance Pay Plan and the Company’s Policy on Recovery of Previously Paid Executive Compensation.

Lester Wong
In September 2011, the Company appointed Lester Wong as General Counsel and Senior Vice President, Legal Affairs effective September 12, 2011. Pursuant to an offer letter dated July 17, 2011, Mr. Wong received an initial base salary of S$300,000 per annum. Mr. Wong is eligible to receive a bonus of up to 200% of his target (50% of base salary was the original target level for such bonus) based on the achievement of certain performance targets as described under “Cash Incentive Plan.” He is also eligible for health coverage as provided to other executives of the Company from outside of Singapore. The Company also entered into a Change of Control Agreement with Mr. Wong on the terms described below in the section titled "Change in Control Arrangements". Mr. Wong is also subject to the Company’s Executive Severance Plan and recoupment policy. On November 27, 2017, Mr. Wong assumed the role of interim Chief Financial Officer and interim Principal Accounting Officer, and on December 20, 2018, Mr. Wong became Chief Financial Officer and Principal Accounting Officer. In connection with the appointment as interim Chief Financial Officer, Mr. Wong received a monthly stipend of S$10,000 in addition to his regular salary for the duration of the appointment. Additionally, on November 27, 2017, Mr. Wong received an equity award of S$300,000, consisting of 50% RSUs and 50% PSUs. 25% of the PSUs will be measured using an organic growth metric, and the remainder will be measured using a relative Total Shareholder Return metric. All of the RSUs have vested. The PSUs will cliff vest thirty-six months from the grant date, with a payout between zero percent and two hundred percent of the number of PSUs granted based on achievement of the specified metrics. As Chief Financial Officer, Mr. Wong’s annual salary was increased to S$480,000 effective January 1, 2019. Additionally, on January 2, 2019, Mr. Wong received an equity award of S$350,000, consisting of seventy-five percent PSUs and twenty-five percent RSUs. Twenty-five percent of the PSUs will be measured using an organic revenue growth metric, and the remainder will be measured using a relative Total Shareholder Return metric. The RSUs vested over thirty-six months, with one-third vesting annually on each anniversary of the grant date. The PSUs cliff vested thirty-six months from the grant date, with a payout between zero percent and two hundred percent of the number of PSUs granted based on the achievement of the specified metrics.
Chan Pin Chong
In February 2014, the Company appointed Chan Pin Chong as Vice President, Wedge Bonder effective February 17, 2014. Pursuant to an offer letter dated February 6, 2014, Mr. Chong received an initial base salary of S$372,000 per annum. Mr. Chong is eligible to receive a bonus of up to 200% of his target (set at 50% of base salary) based on achievement of certain performance targets weighted 25% Corporate results, 50% Wedge Bonder results, and 25% on individual objectives. In conjunction with his hiring, Mr. Chong was granted an equity grant of S$85,000 in October 2014 for fiscal 2015 (and a separate grant with similar terms and structure in October 2015 for fiscal 2016) consisting of 50% RSUs that vested in three equal annual installments commencing with the first anniversary of the grant date, and 50% PSUs that vested 36 months from the anniversary of the grant date based on shareholder return under the SOX index. The equity grant was made under the 2009 Equity Plan. The value of Mr. Chong’s Stock Awards as reported in the Three-Year Compensation - Singapore Dollars table in the Compensation Discussion & Analysis represents the full grant date value of the grant and includes the valuation of the PSUs using the Monte Carlo valuation method and the closing market price of our common stock on the date of the grant. Mr. Chong was eligible for a special performance incentive of S$110,000 based on the successful achievement of certain key financial metrics, execution against the business strategy and product roadmap, and improvement in organizational cultural metrics at the end of his initial 2-year assignment to the U.S. Based on performance against the metrics, Mr. Chong received S$104,500.
Mr. Chong is also eligible to receive a special equity award of S$200,000, upon the completion of his U.S. assignment, consisting of 50% PSUs and 50% RSUs under normal conditions as described above. Mr. Chong received a net housing allowance of US$5,000 per month while on assignment in the U.S. The Company agreed to pay for Mr. Chong’s actual U.S. taxes incurred on Company sourced income (less a hypothetical Singapore tax charged against Mr. Chong). He was also eligible for global health coverage while on U.S. assignment. The Company also entered into a Change of Control Agreement with Mr. Chong on the terms described below in the section titled "Change in Control Arrangements". Mr. Chong is also subject to the Company’s Executive Severance Plan and recoupment policy.

Robert Chylak
Mr. Chylak was initially hired in September 1980. Mr. Chylak served in progressively larger roles through Global Process Engineering and was Vice President, Global R&D Engineering from July 2018 to December 2019. He was Vice President, Central Engineering and Chief Technology Officer from December 2019 to December 2021. Mr. Chylak was appointed Senior Vice President, Central Engineering and Chief Technology Officer in January 2022. Mr. Chylak is not subject to any offer letter or employment agreement with the Company, but is subject to the Company's Executive Severance Plan and recoupment policy.
Nelson Wong
Mr. Nelson Wong was initially hired in July 1997. The Company appointed him as Vice President, Business Unit Executive effective June 1, 2011. Pursuant to a promotional memo dated June 27, 2011, Mr. Wong received a base salary of S$325,000 per annum and was eligible to receive a bonus of up to 200% of his target (set at 50% of base salary) based on achievement against certain performance targets at the time of hire. In conjunction with the promotion, Mr. Wong also received an equity grant of 12,000 shares. On January 1, 2020, Mr. Wong was promoted to Senior Vice President, Global Sales. In conjunction with the promotion, Mr. Wong received a base salary of S$496,642 per annum and was eligible to receive a bonus of up to 200% of his target (set at 55% of base salary) based on achievement against the financial targets of the ICP. Mr. Wong also received an equity grant of S$50,000 of RSUs which vested in equal annual installments over three years following the grant date. In addition, Mr. Wong received an equity grant of S$50,000 of PSUs, 75% based on rTSR and 25% based on Growth as described in the Equity Plan section. Mr. Wong is subject to the Company’s Executive Severance Plan and recoupment policy.

OUTSTANDING EQUITY AWARDS AT 2024 FISCAL YEAR-END
The following table shows all outstanding equity awards held by the named executive officers at September 28, 2024, the last day of fiscal 2024. The amounts reported under the “Stock Awards” column are included in the “Summary Compensation Table” under “Stock Awards” to the extent included in the amount of compensation cost recognized by the Company in fiscal 2024 for financial statement reporting purposes, as calculated in accordance with ASC No. 718, Compensation, Stock Compensation. The stock awards reported in the “Grants of Plan-Based Awards Fiscal 2024” table above are also reported in this table. None of the named executive officers hold any outstanding stock options.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($) (2)	Grant Date
Fusen Chen			65,135	2,916,094	10/11/2023
	43,423	1,944,048			10/11/2023
			72,000	3,223,440	10/14/2022
			24,000	1,074,480	10/14/2022
	21,334	955,123			10/14/2022
			45,731	2,047,377	10/15/2021
			15,244	682,474	10/15/2021
	6,775	303,317			10/15/2021
Lester Wong			12,990	581,562	10/11/2023
	8,659	387,663			10/11/2023
			13,355	597,903	10/14/2022
			4,452	199,316	10/14/2022
	3,957	177,155			10/14/2022
			9,752	436,597	10/15/2021
			3,251	145,547	10/15/2021
	1,445	64,693			10/15/2021
Chan Pin Chong			8,041	359,996	10/11/2023
	8,041	359,996			10/11/2023
			6,555	293,467	10/14/2022
			2,185	97,822	10/14/2022
	5,826	260,830			10/14/2022
			4,805	215,120	10/15/2021
			1,602	71,722	10/15/2021
	2,136	95,629			10/15/2021
Robert Chylak			6,418	287,334	10/11/2023
	6,417	287,289			10/11/2023
			5,328	238,535	10/14/2022
			1,776	79,512	10/14/2022
	4,736	212,031			10/14/2022
			3,816	170,842	10/15/2021
			1,272	56,947	10/15/2021
	1,696	75,930			10/15/2021

Nelson Wong			7,423	332,328	10/11/2023
	7,422	332,283			10/11/2023
			6,239	279,320	10/14/2022
			2,080	93,122	10/14/2022
	5,546	248,294			10/14/2022
			4,805	215,120	10/15/2021
			1,602	71,722	10/15/2021
	2,136	95,629			10/15/2021
(1)Number of shares represents common shares underlying time-based RSU awards. Time-based RSUs vest in 1/3 increments on each of the first three anniversaries of the grant date.
(2)Market value for unvested shares in these columns is calculated as number of unvested shares multiplied by the closing stock price at the end of September 27, 2024 of $44.77.
(3)Number of shares represents common shares underlying PSU awards, assuming all are earned at target performance levels at the end of the applicable performance periods. PSUs cliff vest at the end of the three-year performance period following the grant date to the extent performance goals are achieved.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2024
The following table reports all the vesting of stock awards of the named executive officers in fiscal 2024. No named executive officer held or exercised stock options in fiscal 2024.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Fusen Chen	221,474	10,532,921
Lester Wong	44,159	2,100,266
Chan Pin Chong	29,055	1,373,585
Robert Chylak	19,428	916,736
Nelson Wong	26,034	1,229,797
(1) The value realized on vesting is determined by multiplying the number of vested restricted stock units and performance share units by the closing price of our common stock on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION
Executive Severance Pay Plan
On August 9, 2011, the Committee adopted the Company’s Executive Severance Pay Plan (the “Executive Plan”). The Executive Plan applies to those Company officers who have been proposed by management to participate in the Executive Plan and approved to participate in the Executive Plan by the Committee. Dr. Chen, Mr. Lester Wong, Mr. Chong, Mr. Chylak, and Mr. Nelson Wong are covered under the Executive Plan.
The Executive Plan provides for severance payments and benefits to covered officers whose employment is terminated by the Company without “Cause” and to any covered officer who terminates his or her employment for “Good Reason.” For the purposes of the Executive Plan, “Cause” means: (i) intentional dishonesty; (ii) physical or mental incapacity; or (iii) willful refusal to perform his or her duties persisting at least 30 days after written notice. “Good Reason” means, without the officer’s consent: (i) any substantial diminution in the position or authority of the officer which is inconsistent with the officer’s then current position or authority; (ii) reduction of the officer’s base salary (other than a percentage reduction applicable to all other officers) or exclusion of the officer from compensation or benefit plans made available to other officers in his or her salary grade; (iii) any requirement by the Company that the officer relocate his or her primary office or location to any office or location more than 30 miles away from the officer’s then current primary office or location (except in connection with termination of expatriate assignments); and (iv) failure by any successor to the Company to expressly adopt the Executive Plan. The severance payments and benefits under the Executive Plan are as follows:
•An amount equal to six months’ base salary as of the last day of such officer’s employment. However, if the officer enters into a general release in favor of the Company, the Company will instead pay the following:

º	24 months’ base salary, in the case of the CEO;
º	18 months’ base salary, in the case of the CFO; and
º	12 months’ base salary, in the case of all other officers.
•Continuation of medical, prescription drug, dental and vision benefits, including for covered dependents, for the number of months’ severance is paid at the same contribution rate as active employees.
•Continuation of eligibility to participate in the Company’s life insurance program for a maximum of six months after the last day of the officer’s employment, if permitted by the life insurance provider.
•Incentive awards and/or bonuses and equity compensation in accordance with the applicable plans.
Severance payments will be paid for the specified number of months on regularly scheduled pay dates beginning within 60 days following an officer’s termination date. If the officer is subject to U.S. income tax, severance payments will be paid as follows: (i) on the first business day following the six-month anniversary of the officer’s last day of employment, the officer will receive a lump sum payment equal to six months’ base salary; and (ii) thereafter, the officer will receive any remaining severance payments in accordance with such officer’s regularly scheduled pay dates.
Under the Executive Plan, the Company will not pay any severance payment or benefit to an officer terminated by the Company in connection with a divestiture of a business if the officer receives an offer of employment from the purchaser (or an affiliate of the purchaser) which includes targeted annual cash compensation of at least 90% of the officer’s targeted annual cash compensation at the Company on the last day of employment. For the purposes of this calculation, the Company targeted annual cash compensation does not include any special bonus or other amount payable or paid to the officer in connection with the disposition of the divested business. In addition, the officers are subject to non-competition and non-solicitation provisions which, if breached, will permit the Company to discontinue severance payments.

SEVERANCE AND EQUITY COMPENSATION IF TERMINATED
(NO CHANGE IN CONTROL)
The following table presents maximum payment amounts under the Company’s Executive Plan and the values of equity awards under the Company’s equity plans for our named executive officers, had they been terminated without “cause” or resigned for good reason on September 28, 2024 (outside the context of a change in control).

Name	Cash Severance(1)	Time-based Restricted Share Awards(2)	Performance-based Share Awards(3)	Total
Fusen Chen	$1,800,000	$1,163,841	$9,943,865	$12,907,706
Lester Wong	$691,884	$258,950	$1,252,978	$2,203,812
Chan Pin Chong	$460,617	$277,350	$638,913	$1,376,880
Robert Chylak	$389,380	$254,607	$512,482	$1,156,469
Nelson Wong	$460,025	$303,003	$618,408	$1,381,436
(1)Amounts equal the following months of base salary, payable in accordance with the officers’ employment letter or the Executive Plan: Dr. Chen: 24 months; Mr. Lester Wong: 18 months; Mr. Chong, Mr. Chylak, and Mr. Nelson Wong: 12 months.
(2)Time-based share awards granted under the 2021 Omnibus Incentive Plan may vest pro rata on an accelerated basis at the sole discretion of the Committee based on full months worked upon an involuntary termination without “cause”. The value of shares for purposes of vesting is based on the closing price of the Company’s stock of $44.77 on September 27, 2024.
(3)Performance-based share awards granted under the 2021 Omnibus Incentive Plan may vest pro rata at the sole discretion of the Committee upon an involuntary termination without “cause” based on full months worked and the actual achievement of performance goals as determined at the end of the three-year performance period. Values assume achievement of performance goals resulting in 100% vesting of performance-based shares. The value of shares for purposes of vesting is equal to the closing price of the Company’s stock of $44.77 on September 27, 2024. Under the Executive Plan, no severance payments are payable upon death or disability. All performance-based share awards vest pro rata based on actual achievement at the completion of the performance period upon death, disability or retirement (or, for the CEO, upon a mutually agreed retirement).
Change of Control Arrangements
In 2011, the Committee approved a form of Change of Control Agreement (“Change of Control Agreement”) to be entered into with its executive officers, including each of the named executive officers. The Change of Control Agreement provides for benefits in the event of the termination of an officer’s employment under certain circumstances following a change of control. Under the Change of Control Agreement a “Change of Control” includes: (i) the acquisition of voting securities by any person after which such person has beneficial ownership of 50% or more of the voting power of the Company’s outstanding voting securities; (ii) an acquisition of all or substantially all of the assets of the Company; (iii) when the individuals who, at the beginning of a two-year period, were members of the Company’s board of directors, cease for any reason to constitute at least a majority of the board of directors (unless the election, or nomination for election by the shareholders, of any new director was approved by a vote of at least 75% of the original board of directors); or (iv) a consummation by the Company of a merger, consolidation or share exchange, as a result of which the shareholders immediately before the event will not hold a majority of the voting power immediately after such event.
An officer who is a party to a Change of Control Agreement and whose employment is terminated by the Company for any reason other than “Cause,” or by the officer for “Good Reason” (as provided in the Change of Control Agreement), within 18 months after a Change of Control, will receive the following payments and benefits:
•Termination pay equal to the benefit multiple assigned to the officer times the sum of the officer’s annual base salary and his or her targeted cash incentive (the “Benefit Amount”) provided that any Benefit Amount may be reduced to $10 less than the amount which would subject the officer to excise tax with respect to such payment under Section 4999 of the Code or would make payment thereof non-deductible by the Company under Section 280G of the Code;

•Continuation of medical, prescription drug, dental, and vision benefits for number of months for which the Benefit Amount is payable for the officer, officer’s spouse and dependent children at the same premium rate as in effect prior to the officer’s termination date;
•Continuation of eligibility to participate in the Company’s life insurance program for a maximum of six months after the last day of the officer’s employment, if permitted by the life insurance provider; and
•Equity compensation in accordance with the applicable plans.
The benefit multiple and number of months of payment for executive officers are:

Position	Benefits Multiple	Number of Months
CEO	2x	24
CFO	1.5x	18
Other Executive Officers	1x	12
Payment of the full Benefit Amount is subject to the officer entering into a general release in favor of the Company. If the officer does not enter into a general release, the officer will only be entitled to one quarter of the Benefit Amount, payable over six months. The Benefit Amount will be paid for the specified number of months on regularly scheduled pay dates beginning within 60 days following the officer’s termination date. If the officer is subject to U.S. income tax, the Benefit Amount will be paid as follows: (i) on the first business day following the six-month anniversary of the officer’s last day of employment, the officer will receive a lump sum payment equal to six months of the Benefit Amount; and (ii) thereafter, the officer will receive any remaining Benefit Amount in accordance with such officer’s regularly scheduled pay dates for the officer’s specified number of months.
If the officer is terminated upon a Change of Control, the officer is only entitled to the Benefit Amount under the Change of Control Agreement and not under any other severance plan or similar program. In addition, under the Change of Control Agreement, the officers are subject to certain confidentiality provisions. Upon a change in control, outstanding awards under the 2021 Omnibus Incentive Plan are treated as follows:
Options and stock appreciation rights (unless otherwise provided in the award agreement) become exercisable (and restricted stock units and restricted stock become vested) if the successor or surviving entity does not assume the award or if the successor or surviving entity assumes the award and the participant is terminated by the successor or surviving entity without cause before the 24-month anniversary of the change in control.
With respect to performance share units granted prior to fiscal 2024, if the successor or surviving entity does not assume the award, the performance requirements of the award are waived and the participant becomes vested (and the award is paid at the target performance level based on the value of the shares of the Company on the change in control date) if the participant continues to be employed on the last day of the performance period. For performance share units granted after fiscal 2024, if the successor or surviving entity does not assume the award, the performance requirements shall be achieved at target as of the change in control (or actual performance for TSR-based metrics if the change in control happens after the first year of the applicable performance period), and such amounts shall be paid out immediately prior to closing. With respect to performance share units granted prior to fiscal 2024, if the successor or surviving entity assumes the award and the participant is terminated by the successor or surviving entity without cause before the 24-month anniversary of the change in control, the award is prorated based on the number of full months in performance period before termination of employment and the participant receives the prorated portion of the award based on the performance goals achieved at the end of the performance period. For performance share units granted after fiscal 2024, if the successor or surviving entity does assume the award and the participant is terminated by the successor or surviving entity without cause before the 24-month anniversary of the change in control, the performance requirements shall be achieved at target as of the date of termination (or actual performance for TSR-based metrics if the date of termination happens after the first year of the applicable performance period), and such amounts shall be paid out immediately upon such date of termination.

The term change in control is defined in the applicable plans and generally includes: (i) a sale of 50% or more of the voting securities of the Company; (ii) a sale of all or substantially all of the assets of the Company; (iii) a change in the Company’s slate of board of directors during any 24-month period such that board members at the beginning of the period cease for any reason to constitute a majority of the board (unless the election, or nomination for election by the shareholders, of at least 75% of the new directors is approved by a majority vote of the board at the beginning of the 24-month period); or (iv) a merger or consolidation (or acceptance by the shareholders of shares in a share exchange) in which the shareholders immediately before the merger or consolidation (or share exchange) do not own at least a majority of the combined voting power of the outstanding voting securities of the surviving or resulting corporation after the merger or consolidation (or of the acquiring entity in the share exchange).

SEVERANCE AND EQUITY COMPENSATION AFTER CHANGE IN CONTROL
The following table presents maximum payment amounts under the Change in Control Agreements, 2017 Equity Plan or 2021 Omnibus Incentive Plan, as applicable to each named executive officer had they been terminated on September 28, 2024 after a change in control, and the values of equity awards under the Company’s equity plans for named executive officers if a change in control occurred on September 28, 2024.

Name	Change of Control Agreement(1)	Time-based Restricted Share Awards(2)	Performance-based Restricted Share Awards(2)	Total
Fusen Chen	$3,960,000	$3,202,488	$9,943,865	$17,106,353
Lester Wong	$1,210,798	$629,511	$1,960,926	$3,801,235
Chan Pin Chong	$783,049	$716,454	$1,038,127	$2,537,630
Robert Chylak	$603,539	$575,250	$833,170	$2,011,959
Nelson Wong	$782,043	$676,206	$991,611	$2,449,860
(1)All of the named executive officers are covered under the form of Change of Control Agreement described above and are (or were) eligible for the following months of payment of the Benefit Amount described above. Dr. Chen: 24 months; Mr. Lester Wong: 18 months; and Mr. Chong, Mr. Chylak, and Mr. Nelson Wong: 12 months. In each case, amounts assume the executive is terminated within 18 months of a “change in control” as defined under the applicable agreement.
(2)For equity granted under 2021 Omnibus Equity Plan, if the surviving entity does not assume all of the outstanding awards, time-based share awards vest immediately upon a change in control and the performance requirements shall be achieved at target as of the change in control (or actual performance for TSR-based metrics if the change in control happens after the first year of the applicable performance period), and such amounts shall be paid out immediately prior to closing. If the awards are assumed and the executive is terminated involuntarily without “cause” within 24-months of the event, restricted time-based share awards become fully vested upon termination and performance-based share awards shall be achieved at target as of the date of termination (or actual performance for TSR-based metrics if the date of termination happens after the first year of the applicable performance period), and such amounts shall be paid out immediately upon such date of termination. The values above assume 100% target performance. The value of shares for purposes of vesting is based on the closing price of $44.77 on September 27, 2024.

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are reporting the ratio of our median employee’s annual total compensation to the annual total compensation of our principal executive officer.
To determine our median employee for fiscal 2024, we identified our total employee population as of September 28, 2024, the last day of our fiscal 2024 year, which included all global full-time, part-time, and temporary employees that were employed on that date. As of September 28, 2024, we had approximately 2,681 full time employees and 65 temporary workers worldwide. We annualized the compensation for regular employees hired during the year. The Company used “target total cash” as the consistently applied compensation measure across our global employee population. We determined the employee’s annual total compensation using the Summary Compensation Table methodology and compared it to the total compensation of our CEO, as detailed in the Summary Compensation Table for fiscal 2024. Foreign exchange rate on September 27, 2024 was used to translate compensation to U.S. dollar equivalent.
The Company’s median employee earned $49,073. Based on the total fiscal 2024 compensation reported for Dr. Chen of $7,367,854, our ratio of CEO to median employee pay was 150 to 1.

PAY VERSUS PERFORMANCE
The following table shows the total compensation for our named executive officers ("NEOs") for the past four fiscal years as set forth in the Summary Compensation Table, the “compensation actually paid” to our principal executive officer ("PEO") (being Dr. Fusen Chen, Chief Executive Officer of the Company since 2016) and on an average basis, our other NEOs (in each case, as determined under the SEC rules), our TSR, our peer group TSR (S&P 600 Semiconductor Materials & Equipment Index), our net income, and Relative Total Shareholder Return (rTSR). This information is being provided for the purposes of compliance with the pay versus performance disclosure requirement, based on rules adopted by the SEC under the Dodd-Frank Act.

Fiscal Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO	Average Summary Compensation Table Total for non-PEO NEOs	Average Compensation Actually Paid to non-PEO NEOs	Total Shareholder Return	Peer Group Total Shareholder Return	Net Income (Loss) ($M)	Relative TSR Percentile
(a)	(b)[1]	(c) [2]	(d)[3]	(e)[2]	(f)[4]	(g)[4]	(h)[5]	(i)[6]
2024	$7,367,854	$4,832,203	$1,446,857	$1,109,559	$216.69	$196.47	$(69.01)	51st Percentile
2023	$6,877,217	$10,185,047	$1,317,779	$1,778,426	$231.47	$240.05	$57.15	65th Percentile
2022	$6,221,903	$(5,007,404)	$1,451,465	$168,428	$180.65	$145.24	$433.55	47th Percentile
2021	$6,351,696	$35,208,977	$1,447,828	$4,703,718	$271.25	$182.64	$367.16	95th Percentile
1 The dollar amounts reported in column (b) are the amounts of total compensation reported for PEO (Dr. Chen) for each corresponding year in the “Total” column of the Summary Compensation Table.
2 The dollar amounts reported in column (c) and (e) represent the amount of “compensation actually paid” (otherwise known as CAP), as computed in accordance with the applicable SEC rules. “Compensation actually paid” does not necessarily represent cash and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules. We do not have a defined benefit plan so no adjustment for pension benefits is included in the table below. Similarly, no adjustment is made for dividends as dividends are factored into the fair value of the award. The following table details these adjustments:

Fiscal Year		SCT	Grant Date Value of New Awards	Year End Value of New Awards	Change in Value of Outstanding and Unvested Awards Granted in Prior Fiscal Years	Change in Value of Vested Awards Granted in Prior Fiscal Years	Value of Vested Awards Granted and Vested in Current Fiscal Year	Value at Start of Fiscal Year of Awards That Failed to Meet Vesting Conditions	Value of Dividends Paid on Equity Awards not Reflected in Fair Value	Total Fair Value Adjustments	CAP
		(a)	(b)	(i)	(ii)	(iii)	(iv)	(v)	(vi)	(c)	(d)
2024	PEO	$7,367,854	$6,207,784	$5,257,885	$(1,349,892)	$(235,860)	$—	$—	$—	$3,672,133	$4,832,203
	NEOs	$1,446,857	$917,355	$783,862	$(166,333)	$(37,472)	$—	$—	$—	$580,057	$1,109,559
(a) The dollar amounts reported in the Summary Compensation Table for the applicable year.
(b) The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year.

(i-vi) The recalculated value of equity awards for each applicable year includes the addition of the following:
(i) Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year;
(ii) Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years from the end of the prior Fiscal Year to the end of the current Fiscal Year;
(iii) Change in Fair Value as of Vesting Date (compared to prior Fiscal Year End) of Option Awards and Stock Awards Granted in the Current Year and Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year;
(iv) Fair Value as of Vesting Date of awards that are both granted and vested during the Fiscal Year;
(v) Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year;
(vi) Fair Value of Dividends not already reflected in the Fair Value of the Equity Awards.
(c) “Total Fair Value Adjustments” is equal to the sum of items (i-vi) and represents the cumulative change in Fair Value across all outstanding, vested, and cancelled awards during the fiscal year.
(d) “Compensation Actually Paid” does not necessarily represent cash and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules and is equal to (a) – (b) + (c)
3 The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s named executive officers (NEOs) as a group in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs included for purposes of calculating the average amounts in each applicable year are as follows:

2024	Lester Alfred Wong, Chan Pin Chong, Nelson Wong, and Robert Chylak
2023	Lester Alfred Wong, Chan Pin Chong, Nelson Wong, and Robert Chylak
2022	Lester Alfred Wong, Chan Pin Chong, Nelson Wong, and Robert Chylak
2021	Lester Alfred Wong, Chan Pin Chong, Nelson Wong, and Stephen Ray Drake
4 TSR determined in Column (f) is based on the value of an initial fixed investment of $100 in our Company's stock (NASDAQ: KLIC) as of October 2, 2020. TSR determined in Column (g) is based on the value of an initial fixed investment of $100 in the S&P 600 Semiconductor Materials & Equipment Index as of October 2, 2020.
5 The dollar amounts in Column (h) reflects our Company’s GAAP Net Income for each fiscal year (in millions).
6 We have selected Relative Total Shareholder Return (rTSR) as our Company Selected Measure, which is the most important financial measure that links company performance with Compensation Actually Paid. The calculations within this column represent the 1-year Relative TSR percentile of our Company as compared against the same peer group as defined in the most recent fiscal year relative TSR PSU agreement.
Relationship Between Compensation Actually Paid and Financial Performance Measures
The graphs below illustrate the relationship between compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs, with (i) our cumulative TSR and peer group TSR, (ii) our net income, and (iii) our relative TSR percentile, in each case, for the fiscal years 2021 through 2024.
TSR amounts reported in the graph assume an initial fixed investment of $100, and that all dividends, if any, were reinvested.
The following chart illustrates a comparison of our Company's cumulative TSR, the peer group TSR and CAP. CAP values are aligned with the stock price performance of our Company and reflect the Company's use of equity incentives that are directly related to stock price performance.

The following chart illustrates a comparison of our Company's Net Income and CAP:

KLIC Net Income vs. CAP
$40.00
$35.00
$30.00
$25.00
$20.00
$15.00
$10.00
$5.00
$0.00
-$5.00
-$10.00
CAP ($M)
$500.00
$400.00
$300.00
$200.00
$100.00
$0.00
($100.00)
Net Income ($M)
$35.21
$4.70
$367.16
$433.55
($5.01)
$0.17
$10.19
$1.78
$57.15
$4.83
$1.11
($69.01)
FY 2021
FY 2022
FY 2023
FY 2024
PEO CAP ($M) - Fusen Ernie Chen
Avg NEO CAP ($M)
Net Income ($M)

The following chart illustrates a comparison of our Company's relative TSR Percentile across each fiscal year relative to CAP:

KLIC Relative TSR Percentile vs. CAP
CAP ($M)
Relative TSR Percentile
$40.00
$35.00
$30.00
$25.00
$20.00
$15.00
$10.00
$5.00
$0.00
-$5.00
-$10.00
100th percentile
90th percentile
80th percentile
70th percentile
60th percentile
50th percentile
40th percentile
30th percentile
20th percentile
10th percentile
0th percentile
$35.21
95th percentile
$4.70
47th percentile
($5.01)
$0.17
65th percentile
$10.19
$1.78
51st percentile
$4.83
$1.11
FY 2021
FY 2022
FY 2023
FY 2024
PEO CAP ($M) - Fusen Ernie Chen
Avg NEO CAP ($M)
Relative TSR Percentile

Certain 2024 Financial Performance Measures
Our Company uses a mix of performance measures to determine both short-term and long-term compensation. In accordance with the pay versus performance rules adopted by the SEC under the Dodd-Frank Act, the performance measures identified as the most important in determining 2024 compensation decisions are listed below, each of which has been described in greater detail in the Compensation Discussion & Analysis section above.

Financial Performance Measure
Relative Total Shareholder Return
Organic Revenue Growth
Operating Margin
Net Income

DIRECTOR COMPENSATION FOR FISCAL 2024
The following table presents all compensation paid to the Company’s directors in fiscal 2024. Dr. Chen was not paid any additional compensation for serving as a director.

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)	Total
Peter T. Kong	$155,000	$179,902	$334,902
Denise Dignam	$70,000	$179,902	$249,902
Chin Hu Lim	$80,000	$179,902	$259,902
Gregory F. Milzcik	$82,500	$179,902	$262,402
Jon A. Olson	$95,000	$179,902	$274,902
David Jeffrey Richardson	$87,500	$179,902	$267,402
Mui Sung Yeo	$97,500	$179,902	$277,402
(1)Mr. Kong, Ms. Dignam, Mr. Lim, Mr. Milzcik, Mr. Olson, Mr. Richardson, and Ms. Yeo, had no outstanding equity awards as of the end of the fiscal year.
(2)The amounts included in the “Stock Awards” column represent the full grant date fair value of compensation cost recognized by the Company related to stock awards for fiscal 2024.
We align director compensation to our Compensation Peer Group median. In fiscal 2024, the annual board retainer for directors was $65,000 and chairman of the board of directors receives an additional cash annual retainer of $70,000. The Chairs of the Audit Committee, Management Development and Compensation Committee, and Nominating and Governance Committee each received additional annual cash retainers of $25,000, $20,000 and $10,000, respectively. Other members of the Audit Committee, Management Development and Compensation Committee, and Nominating and Governance Committee received additional annual cash retainers of $12,500, $10,000, and $5,000 respectively. Board and committee members did not receive any fees for board or committee meetings held during fiscal 2024. The annual equity grants received by directors is $180,000 and are paid in four equal installments on the first business day of each fiscal quarter. There were no changes to compensation practices for non-employee directors from fiscal 2023.
To build alignment with executives, we use the same Compensation Peer Group as used for executive compensation benchmarking for director compensation, focusing on total compensation alignment with peer median levels. We review director compensation on an annual basis to ensure continued proper alignment with the market.
Each current non-employee director has met the fiscal 2024 stock ownership guideline. For fiscal 2024, the Company applied the following stock ownership guidelines to non-employee directors:
•Each non-employee director should beneficially own common shares of the Company with an aggregate market value of at least $195,000, to be attained within five years of election (the aggregate market value requirement will be equivalent to three times the annual cash board retainer);
•Prior to reaching the stock ownership requirement, each non-employee director will be required to retain at least 50% of his or her stock awards;
•Shares that count toward satisfaction of the stock ownership guideline include shares owned directly by the director, shares owned jointly by the director and his or her spouse, shares held by the director’s immediate family, and shares held in trust for the benefit of the director or a member of the director’s immediate family. Options or other rights to acquire stock do not count toward satisfaction of the guideline; and
•Exceptions may be made by the Nominating and Governance Committee of the board of directors in the cases of financial hardship. No exceptions were sought in fiscal 2024.

CORPORATE GOVERNANCE
Board Matters
The board of directors has determined that directors Peter T. Kong, Denise M. Dignam, Chin Hu Lim, Gregory F. Milzcik, Jon A. Olson, David Jeffrey Richardson, and Mui Sung Yeo are each “independent” as defined by applicable listing standards of the Marketplace Rules of the Nasdaq Global Market and SEC rules. In fiscal 2024, the board of directors met six (6) times and met nine (9) times in executive session.
From time to time, the board of directors may also act by unanimous written consent. All directors are expected to attend the annual meeting of shareholders. All of the then-current directors attended the 2024 annual meeting of shareholders.
Board Leadership
The Company’s By-laws currently provide that the chairman of the board of directors may not be a current or former executive officer of the Company. Mr. Kong currently serves as chairman of the board of directors. The board of directors believes that this leadership structure enhances the independence of the board of directors, increases the effectiveness of the board of directors’ oversight of management, deters conflicts of interest and conflicts of function that may arise when the CEO is also the chairman, and permits our CEO to devote a greater amount of time and concentration to the management and development of the Company and our business.
Board’s Role in Risk Oversight
While management is responsible for risk management in daily operations, the board of directors is responsible for the overall risk oversight of the Company. The board of directors oversees risk management and endeavors to understand what risks the Company faces and what steps management takes regarding those risks, including cybersecurity risks. In carrying out its risk oversight responsibilities, the board of directors reviews the long- and short-term internal and external risks facing the Company through its participation in long-range strategic planning, and ongoing reports, including the enterprise risk assessments and report-outs, that address risks inherent in their respective areas of oversight.
The Company’s management periodically reports to the board of directors on the major risks facing the Company, including updates on the progress of the Company’s data loss protection and data encryption efforts and other security initiatives related to cybersecurity. Management maintains a strategic risk council, which is comprised of the CEO and his staff, and meets at least biannually to discuss significant enterprise risks, assess potential new or emerging risks, status of mitigation activities and action plans.
Enterprise risk assessments are conducted at least once every three years and at times more often, and will include the identification of key long and short term risks, assessment of potential impact and likelihood, and status of current controls and operational measures. Upon receipt of these results, management reports to the board and updates the board of directors on efforts to address identified risks. The board of directors discusses these risks with management and has the opportunity to ask questions, offer insights and challenge management to continually improve its risk assessment and management. Various committees of the board of directors also participate in the risk oversight process. In particular, the Audit Committee focuses on financial risk; the Nominating and Governance Committee focuses on board structure, and corporate governance risk; and the Management Development and Compensation Committee focuses on creating incentives that encourage a level of risk-taking consistent with the Company’s business strategy and overall tolerance for risk.
Our board of directors and management recognize that the full spectrum of environmental, social and governance (“ESG”) risks are evolving in their significance to the business, and accordingly, oversight of ESG risks is a continuing and evolving commitment. Our management and oversight of social and human capital risk is a priority. The board of directors (or through its committees) regularly reviews and discusses people-related risks, including colleague satisfaction and engagement, pay equity, employee physical and mental well-being, succession planning and other matters, ethics matters and whistleblower complaints. The board of directors continues to enhance its review of inclusion and diversity strategies and initiatives, including review and monitoring of the company’s policies and practices with respect to inclusion, diversity and equal employment opportunity.

Committees of the Board of Directors
The board of directors has a standing Audit Committee, Management Development and Compensation Committee, and Nominating and Governance Committee.

Committee Members in Fiscal 2024

Audit Committee	Management Development and Compensation Committee	Nominating and Governance Committee
Jon A. Olson (Chair)	Mui Sung Yeo (Chair)	Peter T. Kong (Chair)
Gregory F. Milzcik	Peter T. Kong	Denise M. Dignam
David Jeffrey Richardson	Chin Hu Lim*	Chin Hu Lim*
Mui Sung Yeo	David Jeffrey Richardson	Gregory F. Milzcik
Jon A. Olson
* As detailed above, Mr. Lim will not stand for re-election at the annual meeting. Effective as of the annual meeting, Mr. Lim will no longer serve on the Management Development and Compensation Committee and the Nominating and Governance Committee.

Audit Committee
The Audit Committee met nine (9) times during fiscal 2024. The board of directors has determined that all Audit Committee members are independent (as defined by the Marketplace Rules of the Nasdaq Global Market and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, or the “Exchange Act”). In addition, the board of directors has determined that Jon A. Olson, Gregory F. Milzcik, David Jeffrey Richardson, and Mui Sung Yeo each qualifies as an “audit committee financial expert” as defined by the SEC. The Audit Committee, among other things, appoints the Company’s independent registered public accountants to serve for the following fiscal year, oversees their independence and meets with them to review the scope and results of their audit, considers comments made by the independent registered public accountants with respect to accounting procedures and internal controls and the consideration given thereto by the Company’s management, and reviews internal accounting procedures and controls with the Company’s financial management. The full responsibilities of the Audit Committee are set forth in its charter, a copy of which is posted on the Company’s website at www.investor.kns.com/Corporate-Governance. While the officers of the Company are responsible for risk management in daily operations, the Audit Committee oversees audit and financial risk management. The Audit Committee discusses with management and the Company’s internal audit director on an ongoing basis the Company’s major risk exposures and the steps management has taken to identify, monitor, control and mitigate risks. The Audit Committee reviews on a bi-annual basis the Company’s progress towards mitigating the major risks identified in the most recent and updated enterprise risk assessment.
Management Development and Compensation Committee
The Management Development and Compensation Committee met five (5) times during fiscal 2024. The board of directors has determined that all members of the Management Development and Compensation Committee are independent directors (as defined in the Marketplace Rules of the Nasdaq Global Market). The principal duties of the Management Development and Compensation Committee are to establish the Company’s compensation policies, evaluate and approve compensation arrangements for the executive officers and senior managers of the Company (including establishing base salary, performance targets, eligibility, participation and award levels for incentive compensation plans), to administer the Company’s equity compensation plans and to oversee senior management succession and overall management development. The Management Development and Compensation Committee may form, and may delegate its authority to, subcommittees as it deems appropriate. The full responsibilities of the Management Development and Compensation Committee are set forth in its charter, a copy of which is posted on the Company’s website at www.investor.kns.com/Corporate-Governance.
The Management Development and Compensation Committee reviews and oversees the evaluation process and compensation structure for each named executive officer (other than the CEO) and evaluate such compensation plans in light of established goals, objectives and intended purpose.

The Management Development and Compensation Committee has engaged FW Cook for compensation consulting services in fiscal 2024. The services provided by FW Cook are described in the section titled “Compensation Discussion & Analysis.”
The Management Development and Compensation Committee performed a compensation risk analysis, informed in part by the external review performed by FW Cook. In setting executive compensation, the Management Development and Compensation Committee analyzes, among other things, whether compensation is mitigating or exacerbating risks that could be reasonably likely to have a material adverse effect on the Company.
Nominating and Governance Committee
The Nominating and Governance Committee met five (5) times during fiscal 2024. The board of directors has determined that each member of the Nominating and Governance Committee is independent (as defined by the Marketplace Rules of the Nasdaq Global Market). The Nominating and Governance Committee is responsible for recommending criteria for selecting new directors, identifying, screening and recruiting new directors, recommending nominees for director to the board of directors, and recommending to the board of directors the corporate governance policies for the Company. Nominations for election as directors are determined by the board of directors after recommendation by the Nominating and Governance Committee. The Nominating and Governance Committee considers candidates for board membership suggested by its members, other board members, management and shareholders. Candidates who have been suggested by shareholders are evaluated in the same manner as other candidates. In addition to suggesting a candidate to the Nominating and Governance Committee, a shareholder may formally nominate a candidate for director by following the procedures for submission of proposals set forth in the section of this proxy statement entitled “Shareholder Proposals". Board candidates are reviewed by the Nominating and Governance Committee, with the board of directors, based on the requisite skills, capabilities, availability to serve, characteristics, independence, other factors such as ESG expertise, as well as the composition of the board as a whole. The Nominating and Governance Committee has periodically retained an executive search firm to identify and evaluate potential candidates for the board of directors.
The full responsibilities of the Nominating and Governance Committee are set forth in its charter, a copy of which is posted on the Company’s website at www.investor.kns.com/Corporate-Governance. The Corporate Governance Guidelines of the Company are also posted on the Company’s website at www.investor.kns.com/Corporate-Governance.
The Committee is also responsible for conducting a self-assessment of the board, overseeing committee self-assessments, reviewing the structure and organization of the board, making recommendations as to the function of board committees and nominating members of the board committees and their chairpersons.
Code of Conduct
The board of directors has adopted a Code of Business Conduct providing a general ethical and legal framework for business practices and conduct which all employees, officers, and directors must adhere to. All Company employees are expected to use their common sense, act prudently and with clarity of intention, seek to avoid even the appearance of improper behavior in their daily interactions with colleagues and customers, suppliers and other business associates. The discussion of the Code of Conduct is available on the Company’s website at www.investor.kns.com/Corporate-Governance. In addition, all employees are required to review and certify compliance with the Code of Conduct on an annual basis.
Code of Ethics
The board of directors has adopted a Code of Ethics applicable to the Company’s senior financial officers, including the Company’s CEO, CFO, Principal Accounting Officer or Controller, and persons performing similar functions. The Company’s Code of Ethics for Senior Officers is available on the Company’s website at www.investor.kns.com/Corporate-Governance. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or a waiver of, a provision of its code of ethics by posting such information on its website at www.investor.kns.com/Corporate-Governance.

Shareholder Communications with Directors
The board of directors has implemented a process whereby shareholders may send communications directly to the board of directors’ attention. Any shareholder desiring to communicate with the board of directors, or one or more specific members thereof, should communicate in writing addressed in care of the Corporate Secretary of the Company located at 23A Serangoon North Avenue 5, #01-01, Singapore 554369. The Corporate Secretary of the Company has been instructed by the board of directors to promptly forward all such communications for the board of directors' attention.
Management Development and Compensation Committee Interlocks and Insider Participation
No member of the Management Development and Compensation Committee (Ms. Yeo, Mr. Kong, Mr. Lim, and Mr. Richardson) (i) was, during fiscal 2024, nor had previously been, an officer or employee of the Company or its subsidiaries; nor (ii) had any material interest in a transaction of the Company or a business relationship with, or any indebtedness to, the Company, in each case that would require disclosure under applicable rules of the SEC. No interlocking relationship existed between any member of the Management Development and Compensation Committee or an executive officer of the Company, on the one hand, and any member of the compensation committee (or committee performing equivalent functions, or the full board of directors) or an executive officer of any other entity, on the other hand.
Certain Relationships and Related Transactions
Under its charter, the Audit Committee of the board of directors is responsible for reviewing any proposed related party transaction. The Audit Committee has adopted a policy generally prohibiting related party transactions. The types of transactions covered by the policy include payments for products or services to, or indebtedness to or from, related parties, as defined in Rule 404(a) of Regulation S-K under the Exchange Act. The Audit Committee has in the past approved transactions on a case-by-case basis, considering the specific facts and circumstances. No related party transactions described in Rule 404(a) were in place in fiscal 2024.
Security Ownership of Directors, Nominees and Executive Officers
The following table shows how many common shares of the Company were beneficially owned by the directors, nominees, named executive officers and all directors, nominees and executive officers as a group as of December 9, 2024. The named executive officers are the individuals listed in the Summary Compensation Table. To the knowledge of the Company, each of the persons listed below has sole voting and investment power with respect to their beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of the shares identified in the table below, unless otherwise indicated. Each person below has an address of c/o 23A Serangoon North Avenue 5, #01-01, Singapore 554369.

Directors and Nominees	Amount (Number of Shares) of Beneficial Ownership(1)	Percent of Class
Fusen E. Chen	1,100,765	2.1%
Denise M. Dignam	15,911	*
Peter T. Kong	94,030	*
Chin Hu Lim	59,701	*
Gregory F. Milzcik	72,546	*
Jon A. Olson	15,163	*
David Jeffrey Richardson	22,418	*
Mui Sung Yeo	92,149	*

Named Executive Officers Other Than Directors
Chan Pin Chong	46,646	*
Robert Chylak	20,838	*
Lester Wong	79,636	*
Nelson Wong	177,533	*

All directors, nominees and current executive officers as a group (13 persons)	1,814,453	3.4%

*	Less than 1.0%.
(1)None of the listed shares are subject to outstanding options that are currently exercisable or exercisable within 60 days after December 9, 2024.
Director Resignation Policy
The board of directors has adopted a Director Resignation Policy which requires, in an uncontested election, that a director who receives more votes withheld or against his or her election than votes for shall promptly tender his or her written resignation offer to the Nominating and Governance Committee of the board of directors following certification of the shareholder vote from the meeting at which the election occurred. The Nominating and Governance Committee will promptly consider the director’s offer of resignation and recommend to the board whether to accept or reject the resignation. The board will act on the Nominating and Governance Committee’s recommendation within 90 days following receipt of the recommendation. The board’s decision shall be publicly disclosed in a Form 8-K within four business days of the decision, along with the rationale supporting the decision, if resignation is not accepted. No director shall participate in the vote on his or her own resignation.
Security Ownership of Certain Beneficial Owners
To the knowledge of the Company, the only person or group of persons (within the meaning of Section 13(d) of the Exchange Act) that owned beneficially more than 5% of the outstanding common shares of the Company as of December 9, 2024 was as follows:

Name and Address of Beneficial Owner	Amount (Number of Shares) and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. (1) 50 Hudson Yards New York, NY 10001	9,369,962	16.5%
Capital International Investors (2) 333 South Hope Street, 55th Floor Los Angeles, CA 90071	4,699,380	8.3%
Victory Capital Management, Inc. (3) 15935 La Cantera Pkwy San Antonio, TX 78256	2,744,131	5.0%
The Vanguard Group, Inc. (4) 100 Vanguard Blvd. Malvern, PA 19355	3,228,082	5.9%
(1)Based solely on the information provided pursuant to a statement on Schedule 13G/A filed with the SEC on January 22, 2024 (amounts may have changed since that date). The shareholder reported that it has sole voting power over 9,223,594 shares and sole dispositive power over 9,369,962 shares. The shareholder also reported that its subsidiary, BlackRock Fund Advisors, and iShares Core S&P Small-Cap ETF are the beneficial owners of 5% or greater of the outstanding common stock reported by the shareholder. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.
(2)Based solely on the information provided pursuant to a statement on Schedule 13G/A filed with the SEC on February 9, 2024 (amounts may have changed since that date). The shareholder reported that it has sole voting power over 4,699,380 shares and sole dispositive power over 4,699,380 shares. Capital International Investors (“CII”) is a division of Capital Research and Management Company (“CRMC”), as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl, Capital International K.K., and Capital Group Private Client Services, Inc., and Capital Group Investment Management Private Limited (together with CRMC, the “investment management entities”). CII's divisions of each of the investment management entities collectively provide investment management services under the name “Capital International Investors.” CII is deemed to be the beneficial owner of 4,688,380 or 8.3% of the 56,720,044 shares to be outstanding. The shareholder further reported that SMALLCAP World Fund Inc. is the beneficial owner of 5% or greater of the outstanding common stock reported by the shareholder. The address of CII is 333 South Hope Street, 55th Floor, Los Angeles, CA 9007.
(3)Based solely on the information provided pursuant to a statement on Schedule 13G filed with the SEC on November 7, 2024 (amounts may have changed since that date). The shareholder reported that it has sole voting power over 2,724,173 shares and sole dispositive power over 2,744,131 shares.
(4)Based solely on the information provided pursuant to a statement on Schedule 13G/A filed with the SEC on November 12, 2024 (amounts may have changed since that date). The shareholder reported that it has sole voting power over none of the shares, shared voting power over 100,897 shares, sole dispositive power over 3,065,341 shares and shared dispositive power over 162,741 shares. The Vanguard Group, Inc.’s clients, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities that are the subject of this schedule. No one other person’s interest in the securities that are the subject of this schedule is more than 5%. The address of the Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

MANAGEMENT DEVELOPMENT AND
COMPENSATION COMMITTEE REPORT
The Management Development and Compensation Committee of Company’s board of directors has submitted the following report for inclusion in this Proxy Statement:
Our Committee has reviewed and discussed with management the Compensation Discussion & Analysis contained in this Proxy Statement. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion & Analysis, our Committee has recommended to the board of directors that the Compensation Discussion & Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2024 for filing with the SEC.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

MUI SUNG YEO, CHAIR
PETER T. KONG
CHIN HU LIM
DAVID JEFFREY RICHARDSON

The foregoing report of the Management Development and Compensation Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filing) under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

REPORT OF THE AUDIT COMMITTEE
The purpose of the Audit Committee is to monitor the integrity of the financial statements of the Company, review the Company’s internal accounting procedures and controls, oversee the independence, qualification and performance of the Company’s independent registered public accountants, and appoint the independent registered public accountants. The Audit Committee’s specific responsibilities are more fully described in its charter, which is accessible on the Company’s website. The board of directors has determined that each member of the Audit Committee is independent (as defined in the applicable rules of the Nasdaq Global Market and Rule 10A-3(b)(1) under the Exchange Act), has not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years, and meets the requirements for financial literacy under the applicable rules of the Nasdaq Global Market. During fiscal 2024, the Audit Committee consisted of Jon A. Olson, Mui Sung Yeo, David Jeffrey Richardson, and Gregory F. Milzcik. The board of directors has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined under SEC rules.
The Company retained PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for fiscal 2024. During fiscal 2024, the Audit Committee met with the senior members of the Company’s management team and PwC. The Audit Committee also met separately with PwC and with the Company’s CFO, General Counsel, and Internal Audit Director. At these meetings, the Audit Committee discussed financial management, accounting, internal controls and legal and compliance matters.
The Audit Committee reviewed and discussed the audited financial statements included in the Company’s 2024 Annual Report on Form 10-K for the fiscal year ended September 28, 2024 with the Company’s management including, without limitation, a discussion of the quality and not just the acceptability of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addressing the reasonableness of management’s accounting judgments, members of the Audit Committee asked for and received management’s representations that the audited consolidated financial statements of the Company have been prepared in conformity with generally accepted accounting principles, and have expressed to both management and PwC their general preference for conservative policies when a range of accounting options is available.
In its meeting with representatives of PwC, the Audit Committee asked for and received responses to questions that the Audit Committee believes are particularly relevant to its oversight. These questions included: (i) whether there were any significant accounting judgments made by management in preparing the financial statements; (ii) whether, based on the auditors’ experience and their knowledge of the Company, the Company’s financial statements fairly present to investors, with clarity and completeness, the Company’s financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements; and (iii) whether, based on their experience and their knowledge of the Company, they believe the Company has implemented internal controls and internal audit procedures that are appropriate for the Company.
The Audit Committee discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Audit Committee also received and reviewed the written disclosures and the letter from PwC required by applicable rules of the Public Company Accounting Oversight Board regarding PwC’s communications with the audit committee concerning independence, and has discussed with PwC their independence, and concluded that the non-audit services performed by PwC are compatible with maintaining their independence.
In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee relies on the work and assurances of: (i) the Company’s management, which has the primary responsibility for financial statements and reports and establishing and maintaining internal controls; and (ii) the independent registered public accounting firm, who, in their report, express an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles and perform an audit and express an opinion on the effectiveness of internal control over financial reporting.
Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2024, filed with the SEC on November 14, 2024.

AUDIT COMMITTEE
JON A. OLSON, CHAIR
MUI SUNG YEO
DAVID JEFFREY RICHARDSON
GREGORY F. MILZCIK
The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filing) under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

AUDIT AND RELATED FEES
For the fiscal years ended September 28, 2024 and September 30, 2023, PwC billed the fees set forth below:

	2024	2023
Audit Fees	$2,188,995	$2,241,056
Tax Fees	1,000	1,000
All Other Fees	3,125	4,000
Audit Fees
The aggregate fees billed to the Company by PwC during fiscal 2024 for the performance of the integrated audit of the Company’s consolidated financial statements and internal control over financial reporting, and assistance and review of documents filed with the SEC, including the issuance of consents, was $2,188,995. The aggregate fees billed to the Company by PwC for the performance of such matters for fiscal 2023 was $2,241,056.
Tax Fees
The aggregate tax fees billed to the Company by PwC during fiscal 2024 consist of fees for tax compliance and other tax services. The following details these fees for fiscal 2024 and fiscal 2023:

	2024	2023
Tax Compliance Services	$1,000	$1,000
Total Tax Fees	$1,000	$1,000
In engaging PwC on these matters, management and the Audit Committee considered PwC’s expertise in domestic and international corporate taxation as well as their institutional knowledge of our operations. As such, we determined that the engagement of PwC would ensure efficient and quality advice, pertinent to our business and consistent with our overall business strategy. The Audit Committee also discussed and determined that PwC’s performance of the tax services would not impair its independence.
All Other Fees
The aggregate fees of $3,125 and $4,000 billed to the Company by PwC during fiscal 2024 and 2023, respectively, were related to accounting research software.
The Audit Committee has determined that the services provided by PwC as set forth herein are compatible with maintaining their independence.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by the Company’s independent registered public accounting firm. The Company will not engage its independent registered public accounting firm to render audit or non-audit services unless: (i) the service and the related fee are specifically approved in advance by the Audit Committee; or (ii) the Audit Committee pre-approves specifically described types of services that are expected to be provided to the Company by its independent registered public accounting firm during the fiscal year. Any pre-approval of specified types of services is subject to a maximum dollar amount. No fees were paid to the Company’s independent registered public accounting firm in fiscal 2024 that were not pre-approved in accordance with the Audit Committee’s policies and procedures.

SHAREHOLDER PROPOSALS
Proposals, including any nominations for director, which shareholders desire to have included in the Company’s proxy statement for the annual meeting of shareholders in 2026, pursuant to Exchange Act Regulation 14a-8, must be submitted to the Secretary of the Company at 23A Serangoon North Avenue 5, #01-01, Singapore 554369 and received by the Company on or before September 25, 2025. In addition, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company's nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than January 4, 2026.
Our By-laws establish a deadline for submission of shareholder proposals for the annual meeting, including any nominations for director, that are not intended to be included in the Company’s proxy statement. For the annual meeting in 2026, these proposals and nominations must be received in writing on or after November 5, 2025, but no later than December 5, 2025, and must satisfy certain other requirements set forth in our By-laws. Any director candidate nominated by a shareholder for election at the 2026 annual meeting will not be eligible for election unless the shareholder proposing the nominee has provided timely notice of the nomination and complied with the other applicable requirements set forth in our By-laws.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such reports.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that for fiscal 2024, all required reports were filed on a timely basis under Section 16(a).

OTHER MATTERS
The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by certain officers and employees of the Company personally or by written communication, telephone, facsimile or other means, for which they will receive no compensation in addition to their normal compensation. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for their reasonable out-of-pocket and clerical expenses.
Although the Company knows of no items of business which will be presented at the annual meeting other than those described herein, the proxies solicited by the board will confer discretionary authority to the proxy agents with respect to any other matters which may come before the meeting to the extent permitted by the applicable rules of the SEC. In this regard, the Company intends to avail itself, until further notice, of the provisions of Rule 14a-4(c)(1) which grants the proxy agents discretionary authority to vote on any shareholder proposals presented at the meeting of which the Company has not received notice. The Company received no notice of any shareholder proposal by such date (which was December 8, 2024).
As permitted by the Exchange Act, the Company may choose to deliver only one copy of the Notice to shareholders residing at the same address, unless such shareholders have notified the Company of their desire to receive multiple copies of such documents at the below address and phone number. Shareholders residing at the same address who currently receive multiple copies of the Notice, may request delivery of only one copy of the Notice by directing a notice to the Director of the Investor Relations Department of the Company at 1005 Virginia Drive, Fort Washington, Pennsylvania 19034 or by calling the Investor Relations Department at (215) 784-6000. The Company will promptly deliver, upon oral or written request, a separate copy of the Notice to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should also be directed to the Director of the Investor Relations Department of the Company at 1005 Virginia Drive, Fort Washington, Pennsylvania 19034 or by calling (215) 784-6000.

The Company, upon request, will furnish to record and beneficial holders of its common shares, free of charge, a copy of its Annual Report on Form 10-K (including financial statements and schedules but without exhibits) for fiscal 2024. Copies of exhibits to the Annual Report on Form 10-K also will be furnished upon request for a payment of a fee of $.50 per page. All requests should be directed to the Director of the Investor Relations Department of the Company at 1005 Virginia Drive, Fort Washington, Pennsylvania 19034 or by calling (215) 784-6000.
Electronic copies of the Company’s fiscal 2024 Annual Report and proxy statement will be available on the Company’s website at: https://investor.kns.com/annual-reports.
The Company is not including the information contained on its website as a part of, or incorporating it by reference into, this proxy statement.

By Order of the Board of Directors

ZI YAO LIM
Senior Director, Legal Affairs and General Counsel and
January 23, 2025	Corporate Secretary

Appendix A

ITEM 2 — APPROVE AMENDMENT TO 2021 OMNIBUS INCENTIVE PLAN
This Amendment No. 1 (the “Amendment”) to the Kulicke and Soffa Industries, Inc. (the “Company”) 2021 Omnibus Incentive Plan (the “Plan”) is adopted by the Board of Directors (the “Board”) of the Company on December 12, 2024. This Amendment will become effective upon approval by the Company’s shareholders at the Company’s 2025 annual meeting.
WHEREAS, on December 10, 2020, the Plan was initially adopted, upon receipt of approval by the Company’s shareholders, effective as of March 4, 2021.
WHEREAS, the Board desires to amend the Plan, subject to approval by the Company’s shareholders, to increase the number of shares of Company common stock available for issuance thereunder; and
WHEREAS, if the Company’s shareholders fail to approve this Amendment, the terms of the current Plan shall continue in full force and effect without the Amendment.

NOW, THEREFORE, the Plan is hereby amended as follows:
Section 2.1 of the Plan is hereby deleted and replaced in its entirety with the following:
“2.1 Share Reserve. Subject to adjustment as provided in Section 7.6 and Section 2.2 below, 7,260,000 Shares shall be available for all Awards under the Plan, less one (1) Share for every one (1) Share granted under the 2017 Equity Plan after October 3, 2020. Subject to adjustment as provided in Section 7.6, no more than 7,260,000 Shares in the aggregate may be issued under the Plan in connection with Incentive Stock Options. After the effective date of the Plan (as provided in Section 7.1), no awards may be granted under the 2017 Equity Plan; however, any awards under the 2017 Equity Plan that are outstanding as of the effective date shall remain subject to the terms and conditions of, and continue to be governed by, such Prior Plan.”
Except as expressly set forth in this Amendment, all other terms and conditions of the Plan shall remain in full force and effect.

For reference, the full text of the 2021 Omnibus Incentive Plan, as previously approved by shareholders at the 2021 Annual Meeting, can be found in the Appendix of our 2021 Annual Proxy Statement.

SCAN TO
VIEW MATERIALS & VOTE

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on March 3, 2025. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on March 3, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V60810-P21406-Z88871

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KULICKE AND SOFFA INDUSTRIES, INC.

	For All	Withhold All	For All Except
The Board of Directors recommends you vote FOR the following:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominee:

01) Denise M. Dignam

The Board of Directors recommends a vote FOR proposals 2, 3 and 4.	For	Against	Abstain
2. To approve amendments to the Company's 2021 Omnibus Incentive Plan.	☐	☐	☐
3. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending October 4, 2025.	☐	☐	☐
4. To approve, on a non-binding basis, the compensation of the Company's named executive officers.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The NOTICE OF MEETING OF SHAREHOLDERS AND PROXY STATEMENT, 2024 ANNUAL REPORT TO SHAREHOLDERS WITH FORM 10-K is/are available at www.proxyvote.com.

V60811-P21406-Z88871

KULICKE AND SOFFA INDUSTRIES, INC.
2025 Annual Meeting of Shareholders
March 5, 2025, 1:00 PM SGT
This proxy is solicited on behalf of the Board of Directors

The shareholders hereby appoint Fusen E. Chen and Lester A. Wong, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Kulicke and Soffa Industries, Inc. that the shareholders are entitled to vote at the Annual Meeting of Shareholders to be held virtually at 1:00 p.m., Singapore Time, on March 5, 2025, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed by the Shareholders. If no such directions are made, this proxy will be voted "FOR" the election of the nominees listed on the reverse side in Proposal 1 for the Board of Directors; and "FOR" Proposals 2, 3 and 4.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENSCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side

Your **Vote** Counts!

KULICKE AND SOFFA INDUSTRIES, INC.

2025 Annual Meeting
Vote by March 3, 2025
11:59 PM ET

V60812-P21406-Z88871

You invested in KULICKE AND SOFFA INDUSTRIES, INC. and it's time to vote!

You have the right to vote on proposals being presented at the Annual Meeting. **This is an important notice regarding the availability of proxy materials for the shareholder meeting to be held on March 5, 2025.**

Get informed before you vote

View the Notice of Annual Meeting of Shareholders and Proxy Statement and 2024 Annual Report to Shareholders with Form 10-K online OR you can receive a free paper or email copy of the material(s) by requesting prior to February 19, 2025. If you would like to request a copy of the material(s) for this and/or future shareholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

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THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the upcoming shareholder meeting. Please follow the instructions on the reverse side to vote these important matters.

Voting Items		Board Recommends
1.	Election of Directors to serve until the 2029 Annual Meeting. **Nominee:** 01) Denise M. Dignam	For
2.	To approve amendments to the Company's 2021 Omnibus Incentive Plan.	For
3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending October 4, 2025.	For
4.	To approve, on a non-binding basis, the compensation of the Company's named executive officers.	For

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V60813-P21406-Z88871